Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN THIS EXHIBIT, “[***]” INDICATES WHERE SUCH INFORMATION HAS BEEN OMITTED.

EXCLUSIVE LICENSE AGREEMENT

by and between

ORGANON INTERNATIONAL GMBH

and

DARÉ BIOSCIENCE, INC.

NAI-1530421791v2

EXCLUSIVE LICENSE AGREEMENT
This Exclusive License Agreement (this “Agreement”) is entered as of March 31, 2022 (the “Execution Date”) by and between Organon International GmbH, a limited liability company organized and existing under the laws of Switzerland (“Organon”) and Daré Bioscience, Inc., a corporation organized and existing under the laws of Delaware (“Daré”).
RECITALS:
WHEREAS, Daré has developed or Controls Daré Know-How (as hereinafter defined) and Daré Patents (as hereinafter defined);
WHEREAS, Organon and Daré desire to enter into a collaboration to develop, manufacture, commercialize and otherwise exploit Licensed Products (as hereinafter defined) upon the terms and conditions set forth herein;
WHEREAS, Organon desires to obtain an exclusive license under the Daré Patents and Daré Know-How, and Daré desires to grant such a license, all upon the terms and conditions set forth herein; and
WHEREAS, until Organon establishes the capability to manufacture or have manufactured the Licensed Products, the Parties desire Daré to supply Licensed Products to Organon for its resale and distribution upon the terms and conditions of the Supply and Distribution Agreement (as hereinafter defined).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Daré and Organon hereby agree as follows:
ARTICLE 1DEFINITIONS.
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.
1.1“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.
1.2“Adverse Event” means any untoward medical occurrence in a human clinical trial subject or in a patient who is administered a Licensed Product, whether or not having a causal relationship with such Licensed Product, including, without limitation, any unfavorable and unintended sign (including, without limitation, abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Licensed Product.
1.3“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be equal to or less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.
1.4“Agreement” has the meaning given such term in the preamble to this document.

NAI-1530421791v2

1.5“Alliance Manager” has the meaning set forth in Section 2.4.1.
1.6“Antibiotic” means the active pharmaceutical ingredient of a product that has received Marketing Authorization in the United States as of the Effective Date, that is indicated for use in bacterial vaginosis on its label, and that is within the [***] drug class.
1.7“Anti-Corruption Laws” means any Applicable Laws regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to Public Officials or private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the United States Foreign Corrupt Practices Act, 15 U.S.C. § 78-dd-1, et seq., the United Kingdom Bribery Act 2010, the Criminal Law and Anti-Unfair Competition Law of the People’s Republic of China, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time.
1.8“Antitrust Clearance Date” means the earliest date on which all applicable waiting periods and approvals required under Antitrust Laws with respect to the transactions contemplated under this Agreement have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals), in each case, without the imposition of any conditions.
1.9“Antitrust Filing” means filings by the Parties with the United States Federal Trade Commission and the United States Department of Justice and any applicable Governmental Authority in each other country or jurisdiction where antitrust clearance is required under any Antitrust Laws with respect to the transactions contemplated under this Agreement, together with all required documentary attachments thereto.
1.10“Antitrust Laws” means any and all Applicable Laws, including HSR Act, designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.
1.11“Applicable Laws” means applicable laws, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority (including court orders) having jurisdiction over or related to the subject item.
1.12“Assignment Date” has the meaning set forth in Section 3.2.4.
1.13“Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in New York, New York are open for business.
1.14“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.15“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.16“Change of Control” means, with respect to a Party, the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
1.16.1any Exchange Act Person becomes the Owner, directly or indirectly, of securities of such Party representing more than [***]% of the combined voting power of such Party’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction;
1.16.2there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) such Party or an Affiliate of such Party and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of such Party (or such Affiliate of such Party) immediately prior thereto do not Own,

NAI-1530421791v2

directly or indirectly, outstanding voting securities representing more than [***]% of the combined outstanding voting power of the surviving Person in such merger, consolidation or similar transaction or more than [***]% of the combined outstanding voting power of a parent of the surviving Person in such merger, consolidation or similar transaction; or
1.16.3there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of such Party (or the direct or indirect parent entity of such Party) to an Exchange Act Person.
1.17“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or post-Marketing Authorization human clinical trial.
1.18“Closing Condition” has the meaning set forth in Section 11.4.
1.19“Clindamycin Product” means (a) a thermosetting vaginal gel formulated with clindamycin phosphate two percent (2%) that is the subject of the Daré Marketing Authorization, [***] and (b) any other product formulated with clindamycin [***].
1.20“Code” has the meaning set forth in Section 10.6.10.
1.21“Combination Product” means a Licensed Product that contains (a) clindamycin [***] together with (b) [***], an “Other Product”).
1.22“Commercialization” means with respect to a product in a country, any and all activities that are undertaken after receipt of Marketing Authorization for the product in such country and that relate to the pricing or reimbursement (including obtaining and maintaining the establishment of prices for such product that can be charged or reimbursed in regulatory jurisdictions where the applicable Regulatory Authorities approve or determine the price or reimbursement of pharmaceutical products but that are not necessary for obtaining Marketing Authorization), marketing, promoting, distributing, importing for sale, offering for sale, selling, or otherwise disposing of the product in such country, including post-Marketing Authorization human clinical trials that are voluntarily undertaken and are not mandated by a Regulatory Authority as a condition of receiving or maintaining Marketing Authorization. “Commercialize” has correlative meaning.
1.23“Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by Daré to accomplish a specified objective, such efforts to accomplish such objective that are substantially equivalent to that which [***] would normally use to accomplish that objective under similar circumstances (b) with respect to the efforts to be expended by Organon with respect to an objective relating to a Licensed Product, such efforts to accomplish such objective that are substantially equivalent to those efforts and resources commonly used by [***] for another pharmaceutical product that is at a similar stage in its development or product life and is of similar market potential as the Licensed Product, taking into account [***], and (c) with respect to the efforts to be expended by each Party under Section 11.2.3, each Party shall comply, as promptly as possible, with any reasonable requests for information by the applicable Governmental Authorities. Commercially Reasonable Efforts shall be determined, with regard to subparts (a) and (b) in this Section 1.23, on a country-by-country basis, and it is anticipated that the level of effort will be different for different countries. [***].
1.24“Competing Program” has the meaning set forth in Section 3.8.1(c).
1.25“Competitive Product” means, with respect to a particular Licensed Product in a country, a product sold by Daré, its Affiliate or any Third Party (other than a Sublicensee) in such country that (a) is [***], (b) contains clindamycin, (c) is for treatment or prevention of bacterial vaginosis, (d) is the subject of a Marketing Authorization granted in such country after the Effective Date, and (e) has a [***].

NAI-1530421791v2

1.26“Control”, “Controls” or “Controlled by” means, with respect to any item of or right under Daré Patents or Daré Know-How, the tangible possession of such items, or the legal authority or right (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party to grant access to, or a license or sublicense of, or right to use, such items or right, in each case as provided for herein and as applicable, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such right to use, access or license or sublicense, and without requiring consent from a Third Party.
1.27“Convicted Individual” or “Convicted Entity” has the meaning set forth in Section 7.2.14.
1.28“Covered Recipient” has the meaning set forth in Section 3.4.4.
1.29“Daré” has the meaning given such term in the preamble to this Agreement.
1.30“Daré Indemnitee” has the meaning set forth in Section 8.1.
1.31“Daré Know-How” means all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Daré’s rights in Joint Agreement Information and Inventions), know-how, Gel Know-How, and trade secrets, patentable or otherwise, which during the term of this Agreement (a) are Controlled by Daré or any of its Affiliates, subject to Section 3.8, (b) are not generally known in the public domain and (c) are necessary or reasonably useful to Organon for Exploitation of a Clindamycin Product in the Field; and in each case of (a) through (c), excluding information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how, Gel Know-How, and trade secrets, patentable or otherwise, that is or are solely necessary or reasonably useful for the Exploitation of an active or therapeutic ingredient other than clindamycin.
1.32“Daré Marketing Authorizations” means (a) NDA 215650 approved by the FDA to Daré on December 7, 2021 for XACIATO, and (b) [***].
1.33“Daré Patents” means all Patents that are Controlled by Daré or any of its Affiliates at any time during the term of this Agreement, subject to Section 3.8, that are necessary or reasonably useful to Organon for Exploitation of a Clindamycin Product in the Field. Daré Patents include (a) the Patents set forth on Schedule 1.33, (b) all Patents that claim priority to, or claim to a common priority as, any such Patents, in whole or in part, as of the Effective Date or at any time hereafter, and (c) all Patents licensed to Daré under the DTM Upstream License Agreement; and in the case of (a) and (b), excluding any Patents that are Controlled by Daré or any of its Affiliates [***].
1.34“Daré Regulatory Materials” means all Regulatory Materials Controlled by Daré and its Affiliates related to the Daré Marketing Authorizations.
1.35“Data Package” has the meaning set forth in Section 3.7.1(a).
1.36“Debarred Entity” has the meaning set forth in Section 7.2.14.
1.37“Debarred Individual” has the meaning set forth in Section 7.2.14.
1.38“Development” means (a) pre-clinical and clinical research and drug development activities, (b) formulation, protocol design, test method development and stability testing, toxicology, pharmacokinetic, qualification and validation, manufacturing scale-up and process development and manufacturing of products for use in Clinical Trials, (c) conducting Clinical Trials, statistical analysis and report writing using data generated from Clinical Trials, preparation and submission of Regulatory Materials, seeking, obtaining and maintaining Marketing Authorizations (excluding pricing or governmental reimbursement approvals not necessary to legally market, distribute,

NAI-1530421791v2

offer for sale or sell a product in a country), regulatory affairs with respect to the foregoing, including communicating with Regulatory Authorities, and satisfying post-marketing approval commitments, and (d) all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining any Marketing Authorization (excluding pricing or governmental reimbursement approvals not necessary to legally market, distribute, offer for sale or sell a product in a country). “Develop” has correlative meaning.
1.39“Dispute” has the meaning set forth in Section 12.7.1.
1.40“DTM Upstream License Agreement” means the Exclusive License Agreement effective as of January 9, 2017, among Hammock Pharmaceuticals, Inc. (“Hammock” now Daré by assignment to Daré effective as of December 5, 2018), TriLogic Pharma, LLC (“TriLogic”) and MilanaPharm LLC (“MilanaPharm”), as amended by that First Amendment to License Agreement effective as of December 5, 2018, and that Amendment No. 2 to License Agreement effective December 3, 2019, and that Second Amendment to License Agreement effective as of September 21, 2021.
1.41“Effective Date” has the meaning set forth in Section 11.1.
1.42“Excluded Claim” has the meaning set forth in Section 12.7.2.
1.43“Excluded Individual” or “Excluded Entity” has the meaning set forth in Section 7.2.14.
1.44“Exchange Act Person” means any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act of 1934, as amended), whether or not their securities are listed for trading on a securities exchange, except that “Exchange Act Person” shall not, with respect to a potential Change in Control of a Party include (a) such Party or any subsidiary of such Party, (b) any employee benefit plan of such Party or any subsidiary of such Party or any trustee or other fiduciary holding securities under an employee benefit plan of such Party or any subsidiary of such Party, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a Person Owned, directly or indirectly, by the stockholders of such Party in substantially the same proportions as their Ownership of stock of such Party.
1.45“Exploit” means to use, research, Develop, Manufacture, Commercialize or otherwise exploit. “Exploitation” has correlative meaning.
1.46“Facility” means the facility(s) where any Licensed Product or active pharmaceutical ingredient therein is approved to be Manufactured by Daré or its Affiliate or its contract manufacturer under the Daré Marketing Authorizations as applicable, including [***].
1.47“FDA” means the United States Food and Drug Administration and any successor governmental authority having substantially the same function.
1.48“Field” means the treatment, prevention, or supportive care of any human diseases, disorders, conditions, symptoms, or state of health or wellness in or through any intravaginal or urological applications, pathways or routes of administration.
1.49“First Commercial Sale” means, with respect to any Licensed Product in a country, the first sale, by a Related Party, for monetary value to a Third Party for use or consumption of such Licensed Product in such country after Marketing Authorization of the Licensed Product in such country, excluding, however, any sale or other distribution for use in a Clinical Trial, reasonable and customary promotional use (including samples), other Development purposes, early access programs (such as pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar use.

NAI-1530421791v2

1.50“Gel Know-How” means all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which are in the possession and Control of Daré relating to the exploitation of thermosetting gel.
1.51“Gel Product” means any compound or product, including any drug or device, (a) that is or contains a gel component that is the same or substantially similar to the gel component of any Licensed Product or (b) for which any Regulatory Authority relies, in whole or in part, on the Marketing Authorization, or on safety or efficacy data submitted in support of the Marketing Authorization, of any Licensed Product.
1.52“GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, including 21 C.F.R. part 58, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.
1.53“GMP” means the applicable then-current standards for Manufacturing activities for pharmaceuticals, biologicals, or devices, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good manufacturing practice as are required by any Regulatory Authority in the Territory.
1.54“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasigovernmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational or supranational organization or body; or (e) individual, entity, or body, including any court, exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.55“GxP” means, collectively, all applicable good practice quality guidelines and regulations, encompassing such internationally recognized standards as GMP, Good Clinical Practice (GCP), GLP, Good Distribution Practice (GDP), and Good Review Practice (GRP), in each case (a) as such terms are defined from time to time by the FDA and other applicable Governmental Authorities pursuant to its regulations, guidelines or otherwise and (b) applicable from time to time to the Development or Manufacturing of a Licensed Product or any intermediate thereof pursuant to Applicable Law.
1.56“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.
1.57“IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Authority outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction such as a clinical trial application or a clinical trial notification, and including all regulations at Title 21 of the Code of Federal Regulations Part 312 et seq. and equivalent foreign regulations.
1.58“Indemnified Party” has the meaning set forth in Section 8.3.1.
1.59“Indemnifying Party” has the meaning set forth in Section 8.3.1.
1.60“Information” means any and all information and data, including all Organon Know-How, all Daré Know-How, and all other scientific, Development, regulatory, Manufacturing, and

NAI-1530421791v2

Commercialization information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement. Daré’s Information includes information and data relating to TriLogic or MilanaPharm in the DTM Upstream License Agreement and the terms of the DTM Upstream License Agreement.
1.61“Invention” means, whether or not patentable, any process, method, composition of matter, article of Manufacture, discovery or finding that is conceived or reduced to practice by or on behalf of at least one representative of Daré or at least one representative of Organon in performing Development activities pursuant to this Agreement.
1.62“Joint Agreement Information and Inventions” means all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, that are developed, created, made, discovered, invented, conceived, reduced to practice or otherwise result from the activities conducted by or on behalf of at least one representative of Daré together with at least one representative of Organon in performing research or Development activities pursuant to this Agreement.
1.63“Joint Patents” means Patents that claim or cover Joint Agreement Information and Inventions.
1.64“Knowledge” means, with respect to a Party, the actual knowledge of the officers of such Party after reasonable investigation, including through direct or indirect reports of any such officer, except in such cases indicated in this Agreement where no investigation is required.
1.65“Licensed Product” means (a) the thermosetting vaginal gel formulated with clindamycin phosphate two percent (2%) that is the subject of the Daré Marketing Authorization, [***] and (b) any other product formulated with clindamycin [***], including any Combination Product, and (ii) that is Developed, Manufactured, Commercialized or otherwise Exploited using any Daré Know-How or the Development, Manufacture, Commercialization or Exploitation of which would, but for the rights granted under this Agreement, infringe a Daré Patent.
1.66“Legacy Data” has the meaning set forth in Section 2.2.2.
1.67“Losses” has the meaning set forth in Section 8.1.
1.68“Manufacture” means all activities related to the synthesis, making, having made, production, processing, purifying, formulating, filling, finishing, packaging, labelling, shipping, and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, investigations, risk assessments, corrective actions, and quality control. “Manufactured” or “Manufacturing” has a correlative meaning.
1.69“Manufacturing Process” has the meaning set forth in Section 4.2.
1.70“Manufacturing Technology Transfer” has the meaning set forth in Section 4.2.
1.71“Marketing Authorization” means (a) approval or other authorization of an NDA in the United States, and in any other jurisdiction, all approvals from the relevant Regulatory Authority necessary to legally market, distribute, offer for sale or sell a product in the Field in the Territory, including all applicable pricing and governmental reimbursement approvals in regulatory jurisdiction where the applicable Regulatory Authorities must approve or determine the price or reimbursement of all of the product in a country and (b) any other required approvals or authorizations from the relevant Regulatory Authority related to marketing, promoting, distributing, importing for sale, offering for sale, selling, or otherwise disposing of the product in such country (including any required pricing and governmental reimbursement approvals).

NAI-1530421791v2

1.72“MilanaPharm” has the meaning set forth in Section 1.40.
1.73“NDA” means a New Drug Application, Biologics License Application, any other Marketing Authorization, filing pursuant to Section 510(k) of the Act or a Premarket Approval (PMA) premarketing authorization, or similar application or submission for Marketing Authorization filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or medical device product in that country or in that group of countries.
1.74“Negotiation Period” has the meaning set forth in Section 3.7.1(a).
1.75“Net Sales” means the gross invoice price ([***]) of a Licensed Product sold by a Related Party to the first Third Party in a country after the First Commercial Sale of Licensed Product in such country, after deducting:
1.75.1[***];
1.75.2[***];
1.75.3[***];
1.75.4[***]; and
1.75.5[***].
Deductions shall be calculated in accordance with the Related Party’s standard accounting standards consistently applied by the Related Party for the country(ies) in which the sales occur. Deductions for a single sale that includes Licensed Products with products that are not Licensed Products shall be [***].
Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Products, as applicable, for use in any Clinical Trial, non-clinical development activities with respect to Licensed Products by or on behalf of the Parties, for bona fide charitable purposes or for compassionate or other similar use or for reasonable and customary quantities of Licensed Product samples.
The following provisions (a) through (c) regarding Combination Products apply only to any given Combination Product where [***].
(a)If (i) a Licensed Product is sold by a Related Party in a country in the form of a Combination Product, (ii) the Licensed Product is sold by such Related Party in such country in a form [***] and (iii) the Other Product is also sold in such country [***], then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is [***], and “B” is [***].
(b)If (i) a Licensed Product is sold by a Related Party in a country in the form of a Combination Product, (ii) the Licensed Product is sold by such Related Party in such country in a form [***], and (iii) such Other Products in the Combination Product are not sold as a separate product in such country [***], then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where “A” is [***], and “C” is [***].
(c)If a Licensed Product is sold by a Related Party in a country only in the form of a Combination Product, then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction D/E where “D” is [***] and “E” is [***]. If a Licensed Product [***].

NAI-1530421791v2

If a Related Party sells a Licensed Product to a customer who also purchases other products or services from such Related Party, the Related Party shall not manipulate the discount or price of any Licensed Product solely to increase sales or prices of such other products or services.
1.76“Non-compete Product” means a product, including any drug or device, that [***].
1.77“Non-Identifiable Data” has the meaning set forth in Section 2.6.1.
1.78“Organon” has the meaning given such term in the preamble to this Agreement.
1.79“Organon Indemnitee” has the meaning set forth in Section 8.2.
1.80“Organon Know-How” means all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Organon’s rights in Joint Agreement Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are owned by Organon or any of its Affiliates.
1.81“Organon Marketing Authorizations” has the meaning set forth in Section 10.6.7(a).
1.82“Organon Patents” means Patents that are Controlled by Organon or any of its Affiliates and that claim or cover a Licensed Product.
1.83“Own,” to have “Owned,” to be the “Owner” of, and “Ownership” of securities by a Person means such Person has acquired, directly or indirectly (including through ownership of securities or any contract, arrangement, understanding, relationship or otherwise), or such Person, directly or indirectly, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
1.84“Party” means Organon or Daré, individually, and “Parties” means Organon and Daré, collectively.
1.85“Patent” means any patent, utility model, or certificate of invention, or other indicia of ownership of an invention recognized by any Governmental Authority of competent jurisdiction, any application for any of the foregoing, and any and all pre-grant and post-grant forms of any of the foregoing, including all continuations, continuations-in-part, divisionals, provisionals, and extensions, and including any counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.86“Patent Challenge” has the meaning given to it in Section 10.3.3.
1.87“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or agency, or any other entity not specifically listed herein.
1.88“Personal Data” has the meaning set forth in Section 2.6.1.
1.89“Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a).
1.90“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(b).
1.91“Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c).

NAI-1530421791v2

1.92“Privacy Laws” means any Applicable Laws regarding the collection, use, transfer, storage, protection, deletion, processing (both by computer and manually), combination, or other use of Clinical Trial subject or patient data (sometimes referred to as protected health information) or other personal data.
1.93“Product Data” has the meaning set forth in Section 2.5.
1.94“Product-Specific Patents” has the meaning set forth in Section 9.1.1.
1.95“Product Trademark” means any of the Trademarks XACIATO or BIVVIE, in any and all words, stylizations, or design formats, and all transliterations or local language character adaptations thereof, alone or in combination with other words or elements, whether or not registered with a Governmental Authority. Product Trademarks include the Trademark registrations and applications for Trademark registration set forth on Schedule 1.95.
1.96“Public Official” means (a) any elected or appointed officer, employee or representative of any regional, federal, state, provincial, county or municipal Governmental Authority, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled veterinary, laboratory research or medical facility; (c) any political party officer, candidate for public office, or political party employees or individuals acting for or on behalf of a political party or candidate for public office; (d) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (e) any person acting in an official capacity for any Governmental Authority, enterprise or organization identified above. For clarity, healthcare providers employed by government-owned or -controlled hospitals, or a person serving on a healthcare committee that advises a Governmental Authority, will be considered Public Officials.
1.97“Regulatory Authority” means any applicable regulatory Governmental Authority involved in granting approvals for the Manufacturing, Commercialization, reimbursement or pricing of a Licensed Product in the Territory, including, in the United States, the FDA.
1.98“Regulatory Exclusivity” means, with respect to a particular Licensed Product in a country in the Territory, any exclusivity (including for clarity new biologic exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity) conferred by the Regulatory Authority in such country which confers an exclusive commercialization period during which any Related Party has the exclusive right to market and sell the Licensed Product in such country, excluding any rights conferred by or based on any Patents.
1.99“Regulatory Materials” means applications, submissions, notifications (or waivers), registrations, copies of licenses, approvals and permits, or other filings or documents that are made to or with a Regulatory Authority and that are necessary or reasonably desirable in order to develop, seek, obtain or maintain a Marketing Authorization for, Exploiting a product or maintaining a Marketing Authorization for a product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, NDAs, copies of applications for Marketing Authorization and all materials that support a Marketing Authorization (but not the Marketing Authorization itself), including all correspondence and reports to or received from Regulatory Authorities (including official minutes and official contact reports relating to any communication with Regulatory Authorities), specifications of INDs, labelling requirements, specifications for animal studies and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and all data relied on in connection with the foregoing and related to a product.
1.100“Regulatory Milestone” has the meaning set forth in Section 6.2.3.

NAI-1530421791v2

1.101“Related Party” means each of Organon, its Affiliates, and their respective Sublicensees, as applicable.
1.102“Required Filings” has the meaning set forth in Section 11.2.
1.103“Released Product” has the meaning set forth in Section 3.7.1(b).
1.104“Research Data Sets” has the meaning set forth in Section 2.6.2.
1.105“Restricted Product” means any product [***].
1.106“Reversion License” has the meaning set forth in Section 10.6.6(a).
1.107“Reversion Royalty Dispute” has the meaning set forth in Section 10.6.6(b).
1.108“ROFN Exercise Notice” has the meaning set forth in Section 3.7.1.
1.109“ROFR Activity” has the meaning set forth in Section 3.7.
1.110“ROFR Product” means any product, including any drug or device, that (1) (a) includes [***] and (b) [***]; or (2) is [***]; or (3) includes [***].
1.111“Royalties” has the meaning set forth in Section 6.3.1(a).
1.112“Royalty Period” has the meaning set forth in Section 6.3.1(d).
1.113“Safety Reason” has the meaning set forth in Section 10.5.
1.114“Sales Milestone Event” has the meaning set forth in Section 6.2.2.
1.115“Sales Milestone Payment” has the meaning set forth in Section 6.2.2.
1.116“Serious Adverse Event” means an Adverse Event occurring at any dose of a drug that (a) results in death or poses a threat to life; (b) requires or prolongs hospitalization; (c) results in persistent or significant disability or incapacity; (d) is medically significant; or (e) results in a congenital anomaly or birth defect.
1.117“Standby Agreement” means a Consent, Waiver and Stand-by License Agreement executed as of the Execution Date among Daré, Organon, Trilogic and MilanaPharm.
1.118“Statement of Use” has the meaning set forth in Section 3.2.4.
1.119“Sublicensee” means any Person to which Organon or any of its Affiliates grants a sublicense under any of the rights licensed/sublicensed to Organon under Section 3.1; except for contract manufacturers and distributors of the Licensed Products.
1.120[***]
1.121“Supply and Distribution Agreement” has the meaning set forth in Section 4.1.
1.122“Taxes” has the meaning set forth in Section 6.7.
1.123“Territory” means all of the countries in the world, and their territories and possessions.
1.124“Third-Party Claim” has the meaning set forth in Section 8.1.

NAI-1530421791v2

1.125“Third Party” means an entity other than Organon and its Affiliates, and Daré and its Affiliates.
1.126“Third Party Licenses” has the meaning set forth in Section 6.3.2(a).
1.127“Trademark” means trademarks, service marks, assumed business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, including without limitation the associated registrations, renewals, applications for registration, equivalents and counterparts of the foregoing.
1.128“Transition Plan” has the meaning ascribed to it in Section 10.6.14.
1.129“TriLogic” has the meaning set forth in Section 1.40.
1.130“United States” or “U.S.” means the United States of America, excluding its territories and possessions.
1.131[***]
1.132“USPTO” has the meaning set forth in Section 3.2.4.
1.133“Valid Patent Claim” means a claim in an issued, unexpired Patent within the Daré Patents that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any Governmental Authority of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable [***], (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.
ARTICLE 2REGULATORY, PHARMACOVIGILANCE, EXCLUSIVITY GOVERNANCE, AND DATA.
2.1Assignment and Disclosure of Regulatory Materials.
2.1.1Assignment. Upon request by Organon, Daré hereby assigns all right, title and interest in the Daré Marketing Authorizations and Daré Regulatory Materials to Organon. Promptly after requested by Organon, Daré will cooperate with Organon as reasonably requested to effect an orderly transition of Control of the Daré Marketing Authorizations, and will use Commercially Reasonable Efforts to assist Organon in all interactions with the applicable Regulatory Authorities and other Development activities related to the Licensed Products from Daré to Organon. Upon and after such request by Organon, Organon shall be the holder of all Marketing Authorizations for Licensed Products in the Field in the Territory and shall have the sole right to maintain such Marketing Authorizations and responsibility for interactions with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory; provided that Daré will hold the Daré Marketing Authorizations after such request until they are officially transferred to Organon by the applicable Regulatory Authority. Upon and after the Execution Date, Daré will not assign or otherwise grant to any Person other than Organon any rights, title or interest in or to any of the Daré Marketing Authorizations and Daré Regulatory Materials.
2.1.2Disclosure. Within [***] after the Effective Date, Daré will provide to Organon the Daré Marketing Authorizations and original and electronic copies of the Daré Regulatory Materials. Thereafter, Daré will provide to Organon the original and an electronic copy of all updates to the Daré Marketing Authorizations and Daré Regulatory Materials within [***] after receipt or filing, as applicable.

NAI-1530421791v2

2.2Adverse Event Reporting; Global Safety Database; Transition to Organon; Pharmacovigilance Agreement.
2.2.1Adverse Event Reporting. On and after the assignment and transfer of the Daré Marketing Authorizations to Organon hereunder, Organon shall be solely responsible for the collection, review, assessment, tracking, submission, and filing of information related to Adverse Events and Serious Adverse Events associated with all Licensed Products, in accordance with 21 C.F.R. §§ 312.32 and 314.80 and comparable regulations, guidance, and directives governing such events associated with Licensed Products.
2.2.2Legacy Adverse Events. No later than [***] after the Effective Date, Daré and its Affiliates shall provide Organon an electronic copy of the CIOMS I form or XML files, or an agreeable format, for all legacy data of Adverse Events and Serious Adverse Events for all Licensed Products, and for all Gel Products Exploited by or on behalf of Daré, its Affiliates or their respective licensee/sublicensee, in the Territory (“Legacy Data”) that is within Daré or its Affiliate’s possession and Control, for inclusion in Organon’s safety database for the Licensed Products. Daré and its Affiliates shall keep Legacy Data up-to-date until the completion of transfer and processing of all Legacy Data by the Parties.
2.2.3Global Database Holder. Upon completion of processing of all Legacy Data, Organon will assume the role of global safety database holder for the Licensed Products (even if before transfer of the Daré Marketing Authorizations). Between the Execution Date and such time as Organon assumes such role, Daré shall continue to be the global safety database holder for the Licensed Products and shall continue to maintain such global safety database and, subject to Section 2.2.1, shall be responsible for the collection, review, assessment, tracking, submission, and filing of information related to Adverse Events and Serious Adverse Events associated with all Licensed Products, in accordance with 21 C.F.R. §§ 312.32 and 314.80 and comparable regulations, guidance, and directives governing such events associated with Licensed Products.
2.2.4Transition to Organon. Subject to Section 2.2.5, as applicable, starting with the Execution Date and until completion of assignment and transfer to Organon of all Daré Marketing Authorizations and Daré Regulatory Materials with respect to Licensed Products, Daré shall, at its own cost:
(a)promptly notify Organon of any information of which Daré becomes aware concerning any newly known Adverse Events or Serious Adverse Events with respect to any Licensed Product and any such notice will: (i) be provided in English in the form of a processed CIOMS I; and (ii) be provided within [***] of such Adverse Event where such Adverse Event is a Serious Adverse Event and within [***] otherwise;
(b)be responsible for documenting and reporting any newly known Adverse Events or Serious Adverse Events in the Territory with respect to each Licensed Product in conformance with all Applicable Laws, and responding to safety issues and to all requests of Regulatory Authorities related to each Licensed Product in the Territory;
(c)be responsible for submission or filing of any other information or reports to Regulatory Authorities with respect to each Licensed Product in conformance with all Applicable Laws;
(d)promptly notify Organon of any information of which Daré becomes aware concerning any Adverse Events or Serious Adverse Events with respect to any Gel Product Exploited by or on behalf of Daré, its Affiliate or their respective licensee/sublicensee where the Adverse Event is not attributed to the active ingredient in such Gel Product, and any such notice will: (i) be provided in

NAI-1530421791v2

English in the form of a processed CIOMS I; and (ii) be provided within [***] of such Adverse Event where such Adverse Event is a Serious Adverse Event and within [***] otherwise; and
(e)be responsible for documenting and reporting any Adverse Events and Serious Adverse Events in the Territory with respect to each Gel Product Exploited by or on behalf of Daré, its Affiliate or their respective licensee/sublicensee that is not attributed to the active ingredient in the Gel Product, in conformance with all Applicable Laws, and responding to safety issues and to all requests of Regulatory Authorities related to each such Gel Product in the Territory.
2.2.5Agency Correspondence. Notwithstanding anything in this Agreement to the contrary and to the extent permitted in accordance with Applicable Law,
(a)Between the Execution Date and the Effective Date, Organon shall have the right to review and comment on, prior to submission, any correspondence between Daré and any Regulatory Authority that affects or relates to any Licensed Product or Gel Product Exploited by or on behalf of Daré, its Affiliate or their respective licensee/sublicensee. Daré shall consider in good faith Organon’s comments and not refuse to implement any proposed comments to the correspondence for submission reasonably requested by Organon provided, however, that if Daré objects to implementation of any revisions required by Organon, then the [***] of each Party shall promptly meet, at mutually convenient time, to discuss and address the refusal, and to consider a revised correspondence for submission by Daré to the Regulatory Authority; provided, however, that Daré shall have the final decision authority with respect to the proposed correspondence so discussed.
(b)After the Effective Date and until the completion of transfer of all Daré Marketing Authorizations to Organon, Organon shall have the right to review and approve, prior to submission, such approval not to be unreasonably withheld, any correspondence between Daré and any Regulatory Authority that affects or relates to any Licensed Product, or to any or Gel Product Exploited by or on behalf of Daré, its Affiliate or their respective licensee/sublicensee. If Organon notifies Daré that Organon does not approve any correspondence promptly after receiving the proposed correspondence, the Parties’ [***] shall promptly meet, at mutually convenient time, to discuss and address the objection, and to consider a revised correspondence for submission by Daré to the Regulatory Authority. As between the Parties, Daré shall have the final decision authority with respect to the proposed correspondence so discussed provided, however, that, upon and after [***] assumes the role of global safety database holder for the Licensed Products pursuant to Section 2.2.3, Organon shall have the final decision authority on the data, reports, and submissions related to Adverse Events and Serious Adverse Events for Licensed Products to be included in any such correspondence.
(c)Organon shall have the right to perform any audit or investigation, in each case, with respect to any Licensed Product sold anywhere in the Territory prior to the date upon which all Daré Marketing Authorizations have been transferred to Organon.
2.2.6Pharmacovigilance Agreement. No later than [***] before Daré, its Affiliates or any of its or their sublicensees, [***] Daré will provide notice of such to Organon. Upon Organon’s request, the Parties shall promptly, but no later than the date that any Clinical Trial relating to a Gel Product commences, negotiate and enter into a pharmacovigilance agreement for the Licensed Product and such Gel Product that sets forth the responsibilities of each Party with respect to pharmacovigilance matters relating to the

NAI-1530421791v2

Licensed Products and the Gel Products in the Territory until the termination or expiration of this Agreement.
2.3Development and Commercialization Exclusivity. Subject to the terms and conditions of this Agreement, including Section 3.4:
2.3.1Development Exclusivity. As between the Parties, subject to Section 2.1 and Section 2.2 and the other terms of this Agreement, Organon shall have the exclusive right, but not the obligation, to conduct all Development involving any Licensed Product after the Effective Date. Without limiting the foregoing, upon and after the Execution Date, except as provided in Sections 2.1 and 2.2, Daré shall not, and shall cause its Affiliates not to, without the advance, written consent or request of Organon, anywhere in the world: (a) conduct any Clinical Trials involving a Licensed Product, (b) seek, obtain or maintain any Marketing Authorization involving a Licensed Product, (c) generate any new Regulatory Materials involving a Licensed Product, (d) except to the extent required by Applicable Law and with notice to Organon, communicate with any Regulatory Authority regarding any Licensed Product, Daré Marketing Authorizations or Daré Regulatory Materials, or (e) assign, license, sublicense or otherwise grant or convey any rights under any of the Product Trademarks, Daré Know-How or Daré Patents for any Licensed Product for Exploitation in the Field.
2.3.2Commercialization Exclusivity. Upon and after the Execution Date, and subject to the terms of this Agreement, as between the Parties, Organon shall have the sole right and responsibility, but not the obligation (other than Organon’s diligence obligation under Section 3.4.1), at its sole cost and expense, to Commercialize Licensed Products or Restricted Products [***] in the Territory and to conduct market access activities relating to the Licensed Products or Restricted Products that are not Non-compete Products, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating reimbursement approvals with Governmental Authorities, (c) marketing, advertising and promoting, (d) distributing and performing related services, (e) handling order processing, invoicing and collecting inventory and receivables, (f) determining pricing and terms of sale of Licensed Products or Restricted Products that are not Non-compete Products, (g) providing customer support, and (h) assign, license, sublicense or otherwise grant or convey any rights under any of the Product Trademarks, Daré Know-How or Daré Patents for any Licensed Product or Restricted Product that are not Non-compete Products for Exploitation in the Field.
2.3.3Medical Affairs Exclusivity. Subject to the terms of this Agreement, including Section 3.8, as between the Parties, Organon shall have the exclusive right to conduct medical affairs relating to Licensed Products or Restricted Products that are not Non-compete Products.
2.3.4[***], provided, however, that upon termination of this Agreement in any country within the Territory, the Parties’ obligation under this Section 2.3.4 also terminates with respect to such country.
2.4Alliance Managers.
2.4.1Appointment. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and shall serve as the day-to-day primary point of contact for any matters arising under this Agreement (but communications between them are not substitutes for notices required to be provided in accordance with Section 12.5). The Alliance Managers shall have such other responsibilities as the Parties may mutually agree in writing. Unless designated by a Party otherwise before the Effective Date, the Alliance Manager for Organon shall be

NAI-1530421791v2

[***] and for Daré shall be [***]. Each Party may designate different Alliance Managers by notice in writing to the other Party.
2.4.2Responsibilities of the Alliance Managers. The Alliance Managers shall have the responsibility of creating and maintaining a constructive and amicable work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:
(a)[***];
(b)[***];
(c)[***];
(d)[***]; and
(e)[***].
2.5Transfer of Data. Within [***] after the Effective Date and within [***] from Organon’s reasonable written request at any time thereafter throughout the term of this Agreement, Daré shall transfer to Organon a copy of all preclinical and clinical data in Daré’s Control that relates to (a) [***] and (b) [***] (the “Product Data”). During the term of this Agreement, [***]
2.6Personal Data.
2.6.1Responsibilities. Daré shall not provide to Organon any data that identifies or could be used to identify an individual natural person within the Daré Know-How and Product Data (“Personal Data”), except to the limited extent required by Applicable Law. If Daré is required to provide to Organon any Personal Data, then each Party will abide by all Applicable Laws with respect to its disclosure and use of such Personal Data.
2.6.2Organon Rights. Organon and its Affiliates may use Non-Identifiable Data received from Daré to create data sets (“Research Data Sets”) for Organon’s and its Affiliates’ internal research purposes, and may use and disclose the Research Data Sets for medical research, including research unrelated to the Licensed Products, and any filings of medical research study results with regulatory Governmental Authorities worldwide. For purposes of this section, “Non-Identifiable Data” means Personal Data that has been de-identified such that it meets the Health Insurance Portability and Accountability Act safe harbor for de-identification of protected health information set forth at 45 C.F.R. § 164.514. Organon will: (a) [***]; (b) use appropriate safeguards to prevent [***]; (c) not use the Research Data Sets to identify any study subject or contact any study subject; and (d) use and disclose Research Data Sets in compliance with Applicable Laws.
ARTICLE 3LICENSES AND OWNERSHIP OF IP.
3.1License Grant.
3.1.1Patents. Subject to the terms of this Agreement, Daré hereby grants to Organon an exclusive license (even as to Daré) in the Territory under all rights in the Daré Patents and all of Daré’s rights in Joint Patents, with the right to grant and authorize sublicenses, to Exploit Licensed Products in the Field.
3.1.2Know-How. Subject to the terms of this Agreement, Daré hereby grants to Organon an exclusive license (even as to Daré) in the Territory under all rights in the Daré Know-How and all of Daré’s rights in Joint Agreement Information and Inventions, with the right to grant and authorize sublicenses, to Exploit Licensed Products in the Field.

NAI-1530421791v2

3.1.3Sublicenses. The foregoing licenses include the right to further sublicense, provided that such further sublicenses (a) are in writing, (b) shall refer to and be subject and subordinate to the applicable terms of this Agreement, and are consistent with the terms and requirements of this Agreement, and (c) disclaim any representations or warranties of Daré and licensors under the DTM Upstream License Agreement. Organon will promptly notify Daré upon execution of each sublicense, in each case within [***] and shall furnish Daré with a true copy of each sublicense and of any amendment thereto, each of which may be redacted by Organon for competitively sensitive or financial information or information unrelated to the obligations of Organon to Daré hereunder. Organon shall remain liable to Daré for the performance of all of Organon’s obligations under this Agreement, and will be liable for any act or failure to act by any Sublicensee that if committed (or not committed) by such Sublicensee would be a breach of any of Organon’s obligations under this Agreement as though the same were a breach by Organon itself.
3.1.4Marking. Organon will use Commercially Reasonable Efforts to mark or virtually mark (including by listing applicable Patents on a website for Licensed Products) and require all Sublicensees to mark or virtually mark all Licensed Products with appropriate patent numbers. This Section 3.1.4 shall expire, on a Daré Patent-by-Daré Patent basis, upon expiration or cancellation of such Daré Patent.
3.2Trademarks.
3.2.1License Grant.
(a)Daré hereby grants to Organon an exclusive license (even as to Daré) in the Territory to the Product Trademarks, with the right to grant and authorize sublicenses (pursuant to Section 3.1.3), for purposes of using the Product Trademarks in connection with the Development and Commercialization of any Licensed Product.
(b)Daré hereby grants to Organon a non-exclusive license in the Territory to use Daré’s corporate name and corporate logo (“Corporate Trademarks”) to the extent that Organon is required to use Corporate Trademarks under Applicable Laws in connection with the Exploitation of the Licensed Products. Organon will [***], and Organon will not [***].
3.2.2Use of Trademarks.
(a)Organon will use the Corporate Trademarks as permitted under Section 3.2.1, and Daré shall have the right to reasonably verify that such use is, in accordance with all applicable Marketing Authorizations and Applicable Law. In the case of Product Trademarks, until the Assignment Date as defined in accordance with Section 3.2.4, (a) Organon will use the Product Trademarks, and Daré shall have the right to reasonably verify that such use is, in accordance with all applicable Marketing Authorizations and Applicable Law; and (b) Daré will exclusively own and retain all rights to such Product Trademark together with all goodwill associated therewith throughout the Territory.
(b)Daré will not use any Product Trademark, or any other Trademark selected by Organon for use in connection with the sale of any Licensed Product, to Develop or Commercialize any product or service other than Licensed Products.
3.2.3Domain Names. Within [***] after the Effective Date, Daré will transfer to Organon the Control of any and all (a) Internet domain names registered to Daré that include any Product Trademark in the domain and (b) social media account identifiers that include any Product Trademark in its handle. Other than such Internet domain names and social

NAI-1530421791v2

media account handles, Daré will not register or maintain any Internet domain name that includes any Product Trademark in the domain or social media account that includes any Product Trademark in its handle.
3.2.4Assignment of Trademarks. As of the date of Notice of Acceptance of Statement of Use issued from the United States Patent and Trademark Office (“USPTO”) for a Product Trademark having an application for registration filed with the USPTO, Daré agrees to assign to Organon, effective as of the filing date of the accepted Statement of Use under 37 C.F.R. § 2.88 (“Statement of Use;” each such Statement of Use filing date, an “Assignment Date”) all right, title and interest in and to each such Product Trademark throughout the Territory, including all applications and registrations therefor, and the goodwill of the business symbolized by each such Product Trademark or associated with the use of each such Product Trademark.
3.2.5Selection and Registrations of Trademarks.
(a)Subject to Section 3.2.5(b), as between the Parties, Organon shall have the sole right and responsibility to select, file, prosecute, register and maintain any Product Trademark or any other Trademark for use in connection with the Exploitation of any Licensed Product or Restricted Product using counsel of Organon’s choice.
(b)Until the Assignment Date for a Product Trademark, Daré will prosecute, register, maintain and enforce, as applicable, all Product Trademarks; provided that, within [***] after the Effective Date, Daré will instruct its legal representatives to take instruction from Organon with respect to the filing, prosecution, registration (including the defense against any and all oppositions) and maintenance of all Product Trademarks still owned in the name of Daré. Organon shall keep Daré advised of the status of such registrations and applications for registration of the Product Trademarks that are still owned in Daré’s name and, upon Daré’s request, shall provide advance copies of any papers related to such filing, prosecution (including the defense against any and all oppositions), registration and maintenance of such Product Trademarks.
3.2.6Enforcement. Daré shall give notice to Organon promptly upon becoming aware of any infringement of any Product Trademark or any other use of any Product Trademark, whether or not such use is as a Trademark. As between the Parties, following the Assignment Date for a Product Trademark, Organon shall have the sole right to enforce such Product Trademark. Organon shall have the sole right to enforce any other Trademark selected by Organon for use in connection with the sale of any Licensed Product, anywhere in the world.
3.2.7Cooperation.
(a)In case at any time after the Effective Date, as applicable, any further action is necessary or desirable to carry out the purposes of this Section 3.2, Daré will take such further action as Organon may reasonably request as will be deemed necessary to (i) transfer, convey and assign to Organon all of the rights, titles, interests, remedies, powers and privileges in the Product Trademarks, and (ii) otherwise effect the transactions contemplated by this Section 3.2, including (1) obtaining all necessary actions or non-actions, consents, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or Third Party and (2) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purpose of, this Section 3.2. In case at any time after the Assignment Date with respect to a Product Trademark any further action

NAI-1530421791v2

is necessary or desirable to carry out the purposes of this Section 3.2, Organon will fully record or otherwise further document the assignment of such Product Trademark in the name of Organon.
(b)After the Effective Date, Daré will, without further compensation to Daré, but at the expense of Organon, and upon request of Organon, cooperate in all lawful acts as may be necessary to (i) file, prosecute, register (including with respect to filing any statement of use), maintain, abandon, or renew in any country any Trademark registration with respect to any Product Trademark, or (ii) enforce Organon’s rights in or defend against challenges to the validity or enforceability of any Product Trademark in the name under which it is registered in the respective jurisdiction. Without limiting the generality of the foregoing, after the first use in commerce of any Product Trademark, Daré will take all actions necessary to file, or facilitate the filing of, a Statement of Use with the USPTO in connection with such Product Trademark.
3.3Information Transfer.
3.3.1Daré Know-How. Within [***] after the Effective Date, Daré will deliver to Organon a complete and accurate copy of all of the items of Daré Know-How that were made available to Organon through the electronic data room during the due diligence leading to the execution of this Agreement, and disclose and deliver to Organon any additional Daré Know-How, including all of the Gel Know-How, requested by Organon within [***] after the Effective Date. Thereafter, Daré shall use Commercially Reasonable Efforts on an ongoing basis during the term of this Agreement to disclose to Organon in English and in writing or in an electronic format all Daré Know-How not previously disclosed promptly after such Daré Know-How first arises.
3.3.2Assistance. In connection the disclosure of Daré Know-How hereunder, Daré shall, in a timely manner, use Commercially Reasonable Efforts to assist Organon in the use and understanding of such Daré Know-How, [***]. Without limiting the generality of the foregoing, if [***] Organon shall reimburse Daré for its documented and verifiable out-of-pocket costs and expenses charged by a Third Party for providing the assistance described in this Section 3.3.2, provided such costs are pre-approved by Organon. [***].
3.4Development and Commercialization.
3.4.1Diligence. Organon shall use Commercially Reasonable Efforts to (a) upon and after completion of the assignment and transfer of the Daré Marketing Authorizations to Organon, maintain a Marketing Authorization for [***] Licensed Product in the United States, (b) effect a First Commercial Sale of a Licensed Product within [***], (c) after the First Commercial Sale of a Licensed Product within the United States, Commercialize [***] Licensed Product on an ongoing basis within the United States, (d) evaluate in good faith whether to seek and obtain Marketing Authorization for [***] Licensed Product [***], and (e) Commercialize [***] Licensed Product on an ongoing basis in each of [***]. In the event that Organon is unable to effect a First Commercial Sale of a Licensed Product within the time frame of foregoing subpart (b), the Parties’ [***] shall promptly meet, at mutually convenient time, to discuss and address the circumstances leading to the delay, and agree to a reasonable extension of time for effecting the First Commercial Sale by mutual agreement.
3.4.2Subcontracting. Organon will have the right to engage any Third Party subcontractor to perform any or all of its obligations hereunder, including contract research organizations, contract manufacturing organizations and similar service providers. The applicable provisions of each agreement between Organon and a Third Party subcontractor shall be materially consistent with the corresponding provisions of this Agreement and shall include confidentiality and non-use provisions at least as stringent as those set forth in

NAI-1530421791v2

Article 5. Organon’s engagement of any subcontractor pursuant to this Section 3.4.2 shall not relieve Organon of its obligations under this Agreement and Organon shall be fully responsible for any acts or omissions of its subcontractors, including compliance by such subcontractors with Anti-Corruption Laws, Privacy Laws and GxP standards, as applicable, and for compliance with all provisions of this Agreement.
3.4.3Reports. With respect to each Licensed Product, Organon shall provide to Daré [***] a summary report, which shall summarize the results of the development work and regulatory activities performed during the preceding [***] and summarize the activities planned for the [***]. Such reports shall be prepared by Organon and provided to Daré between [***] and shall include status or results of any Clinical Trials conducted in the preceding year, when applicable.
3.4.4Sunshine Act. The Parties acknowledge and agree that any direct or indirect payment or transfer of value, as defined in the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and its implementing regulations (42 C.F.R. § 403.900 et seq.), including any compensation, reimbursement for expenses, meals, travel, and medical journal reprints to any teaching hospital in the United States or any physician, physician assistant, nurse practitioner, clinical nurse specialist, certified registered nurse anesthetist, or certified nurse-midwife who is not a bona fide employee of a Party that is licensed to practice in the United States (each, a “Covered Recipient”) is subject to transparency reporting requirements, including disclosure on the federal Open Payments website. The Parties shall comply with such law in their performance of this Agreement.
3.5Excused Performance. In addition to the provisions of Article 7, the obligations of Organon with respect to any Licensed Product under Section 3.4 are expressly conditioned upon (a) the absence of any Serious Adverse Event demonstrated, through pharmacovigilance surveillance, where such Serious Adverse Event was not known at the time of Marketing Authorization, and (b) the ability to have the Licensed Product Manufactured and delivered to Organon in sufficient quantities; provided that in each case Organon notifies Daré promptly upon becoming aware of any such condition and uses Commercially Reasonable Efforts to overcome such condition as promptly as possible. The obligations of Organon under Section 3.4 with respect to any Licensed Product shall be delayed or suspended so long as any such condition or event exists. If the obligations of Organon with respect to any Licensed Product under Section 3.4 are suspended or delayed pursuant to this Section 3.5 for [***], then the Parties’ [***] shall promptly meet, at a mutually convenient time, to discuss and address the circumstances leading to the delay.
3.6New Information and Inventions.
3.6.1Ownership. The ownership of the entire right, title and interest in any new inventions or discoveries conceived or works created by the Parties during the term of this Agreement shall be allocated consistent with inventorship.
3.6.2Standards. For the purposes of determining ownership under this Section 3.6, (a) inventorship shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred and whether or not any subject matter is patentable or patented) and (b) authorship shall be determined in accordance with United States copyright laws (regardless of where the applicable activities occurred).
3.6.3Disclosure.
(a)Each Party shall promptly disclose in writing to the other Party the development, creation, making, conception or reduction to practice of any Joint Agreement Information and Inventions.
(b)Upon Daré becoming aware of the existence of any Other Technology Patent (as defined in the DTM Upstream License Agreement), or upon Control by Daré

NAI-1530421791v2

after the Effective Date of any information, materials, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how, or trade secrets not generally known in the public domain and not already disclosed to Organon, in each case that could reasonably be deemed necessary or reasonably useful for Exploitation of Licensed Products in the Field, Daré will promptly disclose in writing to Organon such Other Technology Patent or such other information, materials, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how, or trade secrets, as applicable.
3.6.4Exploitation of Joint Agreement Information and Inventions and Joint Patents. Subject to the licenses granted under this Agreement and the other terms and conditions of this Agreement, each Party shall have the non-exclusive right to exploit its interest in Joint Agreement Information and Inventions and Joint Patents, and to grant licenses under its interest in Joint Agreement Information and Inventions and Joint Patents, as it deems appropriate, without the consent of, and without accounting to, the other Party; provided, however, that for clarity, the foregoing joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property. Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Joint Agreement Information and Inventions and Joint Patents, throughout the world, necessary to provide the other Party with full rights of use and Exploitation of the Joint Agreement Information and Inventions and Joint Patents.
3.7Right of First Refusal. Daré hereby grants to Organon the exclusive right of first refusal in the event that either (a) Daré or any of its Affiliates [***], or (b) Daré or its Affiliate [***] (any of the foregoing, a “ROFR Activity”), as follows.
3.7.1First Negotiation. Upon determining to engage in a ROFR Activity, Daré will notify Organon in writing of such determination and identify [***] and [***]. Organon will have an exclusive right, exercisable [***] after receipt of any such written notice from Daré [***], to notify Daré in writing as to whether Organon desires to negotiate exclusively for the rights to such ROFR Product in such jurisdictions (each, a “ROFN Exercise Notice”).
(a)If Organon provides a ROFN Exercise Notice to Daré [***], then (i) upon Organon’s request, Daré will (A) within [***] after Organon’s request, provide Organon with [***]; and (ii) Organon will have the exclusive right for [***] to request, by notice, to enter into an agreement or an amendment to this Agreement, as applicable, with respect to the exploitation by Organon of such ROFR Product in such jurisdiction(s). If Organon notifies Daré within [***] that Organon wishes to enter into such agreement or amendment, then the Parties will [***] for [***] to execute such agreement or amendment (“Negotiation Period”).
(b)If, with respect to a ROFR Product in the applicable jurisdiction(s), [***], such ROFR Product shall [***] and, subject to Section 3.7.2, Daré shall [***].
3.7.2Most Favorable Terms. Daré may not, during [***], transfer, license, sublicense, assign, grant, or otherwise dispose of any rights to a Third Party with respect to the ROFR Product in the applicable jurisdiction(s) that were the subject of the ROFR Activity that triggered the Negotiation Period (other than the grant of express or implied licenses/sublicenses to an agent or a consultant, contract manufacturing organization, contract research organization, distributors, or other similar type contractor acting for or on behalf of Daré or its Affiliates) upon terms that on the whole are more favorable to such Third Party than the most favorable terms on the whole offered by Daré in writing to Organon during the Negotiation Period.

NAI-1530421791v2

3.8Effects of Change of Control.
3.8.1Acquisition by Daré. If Daré acquires a Third Party that becomes an Affiliate through merger, acquisition, consolidation or similar transaction or series of related transactions, and any such transaction(s) do/does not result in a Change of Control of Daré, then:
(a)all know-how, patent rights, technology, information, materials, intellectual property rights or other items that are owned or in-licensed or controlled by the new Affiliate when such Person becomes an Affiliate of Daré constitute Daré Know-How or Daré Patents (to the extent otherwise falling within either of such definitions).
(b)if the new Affiliate is engaged in Commercialization of any ROFR Product, or is engaged in Development of [***], when such Person becomes an Affiliate of Daré, then, [***], each product that is the subject of such Development or Commercialization [***] for purposes of Section 3.7 [***].
(c)if the new Affiliate is engaged in Development, Manufacture, Commercialization or other Exploitation of [***] or Commercialization of any [***] when such Person becomes an Affiliate of Daré, then Daré and its new Affiliate will have [***] to wind down or divest to a Third Party all rights, title, and interests in and to such [***], and during such [***] period, such new Affiliate’s conduct of such [***].
3.8.2Acquisition of Daré. If a Third Party becomes an Affiliate of Daré through merger, acquisition, consolidation, or other similar transaction or series of related transactions, and any such transaction(s) do/does result in a Change of Control of Daré, then:
(a)notwithstanding the definitions of Daré Know-How or Daré Patents, none of the know-how, patent rights, technology, information, materials, intellectual property rights or other items that are owned or in-licensed or controlled by such new Affiliate when such Person becomes an Affiliate of Daré constitute Daré Know-How or Daré Patents.
(b)if (i) such new Affiliate is engaged in any Development, Manufacturing, Commercialization or other Exploitation of a product that would constitute [***] when such Person becomes an Affiliate of Daré and (ii) Daré is not engaged in any of such activities for such product at or before such time, then, [***].
(c)if such new Affiliate is engaged in [***] when such Person becomes an Affiliate of Daré, then (i) [***], subject to Section 6.3.1(c), and (ii) [***].
3.8.3Acquisition by Organon. If Organon acquires a Third Party that becomes an Affiliate through merger, acquisition, consolidation or similar transaction or series of related transactions, and any such transaction(s) do/does not result in a Change of Control of Organon, and if the new Affiliate is engaged in Commercialization of a Non-compete Product, then Organon will notify Daré thereof within [***], and can elect to either (a) wind down or divest to a Third Party all rights, title, and interest in and to such Commercialization activities within [***], and during such [***] period, such new Affiliate’s conduct of such Commercialization activities will not constitute a breach of Organon’s obligations under Section 2.3.4; or (b) treat such Non-compete Product as a Licensed Product for purposes of the calculation of Net Sales and Section 6.3 of this Agreement (in which case for the avoidance of doubt such Net Sales shall be calculated from the time of the closing of the transaction). Organon will notify Daré of Organon’s election prior to expiration of the foregoing [***] period. Organon’s failure to notify Daré of a Change of Control transaction within the foregoing [***] period [***] shall not be deemed a material breach of this Agreement.

NAI-1530421791v2

3.8.4Acquisition of Organon. If (a) a Third Party becomes an Affiliate of Organon through merger, acquisition, consolidation, or other similar transactions or series of related transactions, and any such transaction(s) do/does result in a Change of Control of Organon and (b) the new Affiliate is engaged in Commercialization of a Non-compete Product when such Person becomes an Affiliate of Organon, then the new Affiliate may continue with Commercialization of the Non-compete Product without such Affiliate’s conduct of such activities constituting a breach of Organon’s obligations under Section 2.3.4.
3.9No Implied Rights. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other right, title or interest, by implication, estoppel or otherwise, in any Information or Inventions or other information disclosed to it under this Agreement or under any Patents or other intellectual property rights Controlled by the other Party or any of its Affiliates, and each Party reserves all such other right, title and interest in and to such Information, Inventions, other information, Patents or other intellectual property rights.
ARTICLE 4MANUFACTURING.
4.1Interim Supply. Prior to the completion of the Manufacturing Technology Transfer pursuant to Section 4.2, Daré will, either by itself or through a contract manufacturer(s), Manufacture and supply the Licensed Products to Organon and its Affiliates and Sublicensees until [***]. During such time, Daré appoints Organon as Daré’s exclusive distributor of the Licensed Products, and Organon or its Affiliate(s) will purchase all of Organon and its Affiliates’ requirements of such Licensed Products from Daré for use by Organon and its Affiliates and Sublicensees pursuant to a supply and distribution agreement (the “Supply and Distribution Agreement”). The Parties will use Commercially Reasonable Efforts to enter into the Supply and Distribution Agreement promptly after the Effective Date and prior to [***]. The terms of the Supply and Distribution Agreement will be consistent with the terms for it specified in this Agreement, including those in this Section 4.1 and the terms set forth on Schedule 4.1 (as applicable to Manufacture and supply of the Licensed Product), and other terms customary for supply arrangements between Persons in a similar relationship as the Parties.
4.1.1Form of Product and Price. Neither Daré nor its contract manufacture(s) may initiate any changes with respect to the Manufacture of any Licensed Product that could reasonably be expected to affect the quality, performance, or requirements of the FDA in the Daré Marketing Authorization, in each case, of such Licensed Product as Manufactured by Daré or its contract manufacturer(s), without the prior written consent of Organon or as otherwise set forth in the Quality Agreement (as referenced in Schedule 4.1). Daré will Manufacture and supply the Licensed Products [***] in the Daré Marketing Authorization and Change Being Effected Day Zero (CBE0), in each case, pursuant to this Section 4.1 at a transfer price equal to Daré’s Manufacturing costs plus [***] percent ([***]%). All Manufacturing activities by or on behalf of Daré and its contract manufacturer(s) will at all times be in compliance with GMP and in compliance with Applicable Laws, and Facilities in which Licensed Product are Manufactured will at all times be in compliance with Applicable Laws. Organon hereby grants back to Daré a nonexclusive, royalty-free license to Manufacture the Licensed Products solely for supply to Organon under the terms of the Supply and Distribution Agreement.
4.1.2Inventory Transfer. At Organon’s request, Daré shall, after the Effective Date, transfer, assign and deliver to Organon all Licensed Products in Daré’s (or its Affiliates’ or its contract manufacturers’) inventory. Daré hereby represents to Organon that Schedule 4.1.2 sets forth a complete and accurate list of the total quantities of such inventory as of the Execution Date (and indicating whether such inventory is GMP or non-GMP). On the Effective Date, Daré shall deliver to Organon an update of Schedule 4.1.2 reflecting the information therein as of the Effective Date. Daré shall make available to Organon documentation demonstrating that all such inventory to be provided to Organon was Manufactured in accordance with GMPs. Daré shall and hereby does, represent to

NAI-1530421791v2

Organon that, to Daré’s Knowledge, such inventory was Manufactured in accordance with GMPs, Applicable Laws and the specifications therefor. In furtherance of and without limiting the foregoing, Daré shall provide to Organon, [***], supporting documentation within its Control with respect to such inventory and the Certificates of Analysis with respect to such inventory. Organon may, within [***] of receipt of the Certificates of Analysis, notify Daré if Organon elects to take possession of less than the inventory remaining because Organon or its Affiliates reasonably believes that any such inventory was not (and at all times up until delivery of such inventory to Organon hereunder did not remain) Manufactured or stored in accordance with all Applicable Laws (including, as applicable, GMPs), and the specifications therefor, or that such inventory were adulterated or misbranded or could not be introduced into interstate commerce. If Organon elects to take possession of less than the remaining inventory, Organon shall so notify Daré and Daré shall transfer, assign and deliver to Organon only such inventory as requested by Organon. Except as otherwise set forth in this Section 4.1.2, Organon shall accept all such inventory transferred, assigned and delivered to Organon on an as-is basis. Deliveries shall be made at Organon’s expense Ex Works (Incoterms 2020).
4.1.3Governmental Authority Action. Daré shall promptly notify Organon of any information Daré receives regarding any threatened or pending action by any Governmental Authority, including any Governmental Authority non-approval or regulatory action, that may impact the Manufacture of Licensed Product by Daré or its Affiliate or its contract manufacturer. Upon receipt of such information, Daré shall consult with Organon in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
4.1.4Governmental Authority Inspection. Daré shall promptly notify Organon of any proposed visit or inspection of a Facility directly related to, and/or which could potentially impact, Manufacture of Licensed Product by any Governmental Authority, and agrees to use Commercially Reasonable Efforts to permit one or more qualified representatives of Organon to be present if requested by Organon. Daré shall notify Organon of any unannounced visits or inspections of a Facility as soon as reasonably practical upon becoming aware of the same. If Organon is not present during such a visit or inspection, Daré shall, [***]. Daré shall, [***]. Organon will [***].
4.1.5Audit and Inspection. [***]. Organon shall have access to Daré’s contract manufacturer’s Facilities [***] to observe the Licensed Product and its components manufacturing services and to audit its compliance with cGMP and Applicable Laws in the manufacture of Licensed Products and components of Licensed Products. Organon’s access and audits shall in no way give Organon the right to any of the contract manufacturer’s confidential or proprietary information. Furthermore, such audits shall normally be limited in frequency to [***] and limited to a maximum number of [***] of Organon, each of which are deemed representatives of Organon, but [***].
4.2Manufacturing Technology Transfer. Without limiting Daré’s obligations under Section 3.3, [***], Daré will, [***], transfer to Organon or its designated contract manufacturer, all Daré Know-How relating to the Manufacture of Licensed Product (the “Manufacturing Process”) necessary or useful to allow Organon or its designated contract manufacturer to implement the Manufacturing Process at facilities designated by Organon (such transfer and implementation, as more fully described in this Section 4.2, the “Manufacturing Technology Transfer”). Daré shall provide [***], all assistance reasonably requested by Organon to enable Organon (or its Affiliate(s) or designated contract manufacturer(s), as applicable) to implement the Manufacturing Process at the facilities designated by Organon. If requested by Organon, such assistance shall include [***]. Without limitation to the foregoing, in connection with the Manufacturing Technology Transfer:
(a)[***];

NAI-1530421791v2

(b)[***];
(c)[***]; and
(d)[***].
ARTICLE 5CONFIDENTIALITY AND PUBLICITY.
5.1Nondisclosure Obligation. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:
(a)is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;
(b)is in the public domain by use or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;
(c)is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;
(d)is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;
(e)is deemed necessary by the receiving Party to be disclosed to its Affiliates, licensees and sublicensees, agent(s), consultant(s), or other Third Parties for any and all purposes such Party and its Affiliates deem necessary or advisable in the ordinary course of business in accordance with this Agreement on the condition that such Third Parties have a need to know such Information so that the receiving Party may exercise its rights and perform its obligations hereunder and agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than [***], and the receiving Party shall be liable and responsible for such Persons’ compliance with the terms of this Article 5; or
(f)is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, insurers, independent accountants or financial advisors for the sole purpose of enabling such attorneys, insurers, independent accountants or financial advisors to provide advice and services to the receiving Party, on the condition that such attorneys, insurers, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, insurers, independent accountants and financial advisors shall be no less than [***], and the receiving Party shall be liable and responsible for such Persons’ compliance with the terms of this Article.
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

NAI-1530421791v2

5.2Mandatory and Permitted Disclosures. Section 5.1 shall not apply to Information that the receiving Party is required by Applicable Law, or similar requirements to disclose, provided that the receiving Party provides the disclosing Party with prompt notice thereof such that the disclosing Party may seek a protective order or other appropriate remedy with respect to such Information, including, without limitation, confidential treatment to the extent available under any Applicable Law, and the receiving Party shall provide the disclosing Party with reasonable cooperation in order to obtain such a protective order or other remedy, including confidential treatment, and discloses only that portion of the confidential Information that it is legally compelled to disclose.
Additionally, notwithstanding Section 5.1, Organon may disclose the information of Daré as is deemed necessary by Organon to be disclosed to a Governmental Authority to exercise Organon’s or its Affiliate’s rights or perform its obligations with respect to Patents under Article 9 or to seek, obtain or maintain Marketing Authorizations for Licensed Products.
Information that is disclosed pursuant to this Section 5.2 shall remain otherwise subject to the confidentiality and non-use provisions of Section 5.1.
5.3Daré Know-How. Daré will use Commercially Reasonable Efforts to keep all Daré Know-How confidential as if the Daré Know-How were first disclosed by Organon to Daré. For the avoidance of doubt, Daré may disclose Daré Know-How as permitted in this Article 5, and otherwise to Third Parties as if Daré were a receiving Party of the Daré Know-How.
5.4Disclosure to DTM Upstream Licensors. Organon acknowledges and agrees that Daré may disclose Information of Organon, and the terms of this Agreement, to MilanaPharm or TriLogic as necessary to comply with the DTM Upstream License Agreement.
5.5Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, Trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s), and Organon may not use the name, trade name or logo of any Daré licensor, in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law.
5.6Announcements. Promptly following the Execution Date, the Parties shall issue an initial press release having the content specified in Schedule 5.6. Following such initial press release, Daré agrees [***]. Organon will have the right without obtaining Daré’s consent to make public announcements concerning the Development, Commercialization or other Exploitation of Licensed Products under this Agreement. The Parties agree that after a press release (including the initial press release or any subsequent press release, such as on or after the Effective Date) or other public announcement has been issued in accordance with this Section 5.6, each Party may make subsequent public disclosures of the information contained in such press release or other public announcement without the further approval of the other Party, so long as the information in such press release or other public announcement remains true and correct. Notwithstanding anything to the contrary set forth in this Agreement, each Party may issue a press release or public announcement as required, in the reasonable judgment of such Party, by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.
5.7Required Disclosures. If either Party is required to disclose the terms of this Agreement in submissions to the U.S. Securities and Exchange Commission or other equivalent Governmental Authority, it will [***]. The requirements of this Section 5.7 shall not apply if the substance of the description of or reference to this Agreement contained in the proposed filing or disclosure has been included in any previous filing or disclosure made by either Party or otherwise approved by the other Party and such information remains accurate as of such time.

NAI-1530421791v2

5.8Publications. Subject to Organon’s obligations under Section 2.6, and notwithstanding anything to the contrary in this Article 5, Organon shall have the right to disclose, publish or present all Information, including preclinical and clinical data, relating to the Licensed Products. Daré shall not disclose, publish or present any preclinical and clinical data relating to the Licensed Products to any Third Party without first submitting such disclosure, publication or presentation to Organon for review. Organon shall have [***] to review such disclosure, publication or presentation to determine whether the Information proposed to be disclosed contains any of Organon’s confidential Information or confidential Daré Know-How and issue notice of such to Daré. If notification is not received by Daré within such [***] period, Daré will be free to proceed with such disclosure, publication or presentation. If due to a valid business reason or a reasonable belief by Organon that the disclosure, publication or presentation contains (a) confidential Information of Organon or confidential Daré Know-How, or (b) subject matter for which a patentable invention should be sought, then prior to the expiration of the [***], Organon will so notify Daré, and the Daré will then (x) at the request of Organon delete any confidential Information of Organon or confidential Daré Know-How, or (y) delay public disclosure, publication or presentation of such Information for [***] to permit the preparation and filing of a patent application on the subject matter to be disclosed, published, or presented or other protective action to be taken. The determination of authorship for any paper will be in accordance with accepted scientific practice.
ARTICLE 6PAYMENTS; ROYALTIES AND REPORTS.
6.1License Fee and Development Milestone. In partial consideration for the licenses and other rights granted to Organon herein under the Daré Patents and Daré Know-How, upon the terms and conditions contained herein, Organon shall pay to Daré $10,000,000 (“Upfront Payment”) within [***] after the Effective Date, and such amount is non-refundable and non-creditable.
6.2Milestone Payments. Organon shall pay to Daré the following milestone payments corresponding to the following milestone events during the term of this Agreement:
6.2.1First Commercial Sale Milestone. Organon shall pay to Daré $2,500,000 for the First Commercial Sale in the United States of a Licensed Product.
6.2.2Sales Milestones. Organon shall pay to Daré each of the following amounts in Table 6.2.2 below (each, a “Sales Milestone Payment”) [***] as a result of the [***] of the corresponding event (each, a “Sales Milestone Event”).

Table 6.2.2 Sales Milestone Events and Payments
Milestone Event No.	One Time Milestone Event Description	One Time Milestone Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]
[***]		$[***]

NAI-1530421791v2

6.2.3Regulatory Milestones. Organon shall pay to Daré $[***] upon [***] (any such event described by foregoing clauses (a) and (b), a “Regulatory Milestone”), provided, however, that [***].
6.2.4Notifications of Sales Milestones and Regulatory Milestones.
(a)Organon shall notify Daré in writing within [***] after the end of a Calendar Quarter in which the Sales Milestone Event first occurs. The Sales Milestone Payment for each such event shall be due and payable [***].
(b)Organon shall notify Daré in writing within [***] following the achievement of each Regulatory Milestone, and shall make the appropriate milestone payment within [***].
(c)Each milestone payment shall be payable only upon the initial achievement of the applicable corresponding milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone.
6.3Royalties.
6.3.1Royalties Payable By Organon. Subject to the terms and conditions of this Agreement, Organon shall pay Daré royalties, calculated on all Licensed Products and on a tiered basis, as set forth in this Section 6.3.
(a)Patent Royalties. Subject to the provisions of Section 6.3.1(b) through Section 6.3.1(e), Organon shall pay Daré royalties (“Royalties”) in an amount equal to the following percentage of Net Sales during a Royalty Period:
(i)[***] of the aggregate of such Net Sales in each Calendar Year up to and including [***] of such Net Sales;
(ii)[***] of the aggregate of such Net Sales in each Calendar Year greater than [***] of such Net Sales up to and including [***] of such Net Sales; and
(iii)[***] of the aggregate of such Net Sales in each Calendar Year greater than [***] of such Net Sales up to and including [***] of such Net Sales; and
(iv)[***] of the aggregate of such Net Sales in each Calendar Year greater than [***] of such Net Sales up to and including [***] of such Net Sales; and
(v)[***] of the aggregate of such Net Sales in each Calendar Year greater than [***] of such Net Sales.
(b)Know-How Royalty. On a Licensed Product-by-Licensed Product and country-by-country basis, if during any Calendar Quarter within the applicable Royalty Period for such Licensed Product in such country, no Valid Patent Claim exists that would be infringed, in the absence of the license granted under Section 3.1, by the sale of such Licensed Product in such country, [***], then, commencing the first Calendar Quarter thereafter and for all Calendar Quarters thereafter, Organon shall pay royalties at rates equal to [***] of the applicable royalty rate determined according to Section 6.3.1(a). Such royalties shall be calculated after first calculating royalties under Section 6.3.1(a).

NAI-1530421791v2

(c)Competition. On a Licensed Product-by-Licensed Product and country-by-country basis during the Royalty Period, if (i) [***] in such country and Regulatory Exclusivity for such Licensed Product has expired (or otherwise does not exist) and (ii) if [***] during [***] (the “Competition Analysis Period”) is [***] during such Competition Analysis Period and (iii) aggregate Net Sales of such Licensed Product in such Competition Analysis Period is [***] during the [***], then commencing [***] after the Competition Analysis Period and each Calendar Quarter thereafter, the royalty rates set forth in Section 6.3.1(a) for such Licensed Product in such country during such next Calendar Quarter shall be reduced in such country by [***]. For purposes of the foregoing, [***].
(d)Royalty Period and Application to Tiers and Sales Milestone Events. Royalties due pursuant to Section 6.3.1(a) through Section 6.3.1(c) and Sales Milestone Events shall be calculated based on Net Sales of all Licensed Products during a Royalty Period throughout the Territory, provided that the determination of whether the royalty rate shall be reduced under Section 6.3.1(b) or Section 6.3.1(c) shall be determined on a country-by-country and Licensed Product-by-Licensed Product basis. Royalties on each Licensed Product at the applicable rates set forth above shall continue on a country-by-country and Licensed Product-by-Licensed Product basis from the First Commercial Sale of such Licensed Product in such country until the expiration of the later of: (i) the date that no Valid Patent Claim would be infringed, in the absence of the license granted hereunder, by the sale of such Licensed Product in such country occurred; (ii) for a period of ten (10) years after the end of the month in which the First Commercial Sale of such Licensed Product in such country occurred; and (iii) expiration of Regulatory Exclusivity (the “Royalty Period”).
(e)Net Sales and Royalty Conditions. All Net Sales calculations and associated royalties are subject to the following conditions:
(i)that only one royalty shall be due with respect to the same unit of Licensed Product; and
(ii)that no Net Sales calculations will be performed for the purposes of Sales Milestone Events and no royalties shall be due upon the sale or other transfer among Related Parties where the Licensed Product will not be used or consumed by such Related Party(ies), but in such cases the Net Sales calculation and associated royalty shall be due and calculated upon Organon’s or its Related Party’s Net Sales to the first independent Third Party that is not a Related Party.
6.3.2Third Party Licenses.
(a)In the event that Organon obtains (after the Effective Date) a license under, or other rights to, Patents or know-how or other intellectual property from any Third Party(ies) that Organon reasonably determines add value, are strategically important or are useful, or are reasonably necessary or required, in order to Exploit Licensed Product(s) (“Third Party Licenses”), [***] of the amounts actually paid (including milestone payments, royalties or other license fees) under such Third Party Licenses by Organon or its Related Parties as consideration for the acquisition or exploitation of such Third Party License in connection with the Exploiting of Licensed Product(s) for a Calendar Quarter shall be creditable against the royalty payments due Daré by Organon with respect to the sale of such Licensed Product in such Calendar Quarter. Amounts payable by Organon to TriLogic or MilanaPharm pursuant to the Standby Agreement shall not be subject to offset pursuant to this Section 6.3.2.

NAI-1530421791v2

(b)Notwithstanding the foregoing provisions of this Section 6.3.2, in no event shall the royalties owed by Organon to Daré for any Calendar Quarter be reduced by more than [***] pursuant to this Section 6.3.2 (provided, however, that if Organon is not able to fully recover the amounts paid by Organon or its Related Parties under any Third Party License as a result of the foregoing restriction, then Organon shall be entitled to carry forward such right of offset to one or more future Calendar Quarter(s) with respect to such excess amount until the amounts have been fully offset). At the reasonable request of Organon, Daré shall provide reasonable assistance to Organon (or its Related Parties) in obtaining any such Third Party Licenses or otherwise taking reasonable action with respect Patents or know-how or other intellectual property of any Third Party(ies) that may be necessary or useful in order to Exploit Licensed Product(s) or any components of Licensed Product(s).
6.3.3Floor. Notwithstanding anything to the contrary, in no event will the royalty rate that otherwise would be applicable under Section 6.3.1(a) to a Licensed Product in a country in a Calendar Quarter be reduced by more than [***].
6.4Reports; Payment of Royalty. During the term of this Agreement, on a country-by-country and Licensed Product-by-Licensed Product basis, following the month in which the First Commercial Sale of a Licensed Product occurs in a country, Organon shall furnish to Daré a [***] written report for such and each subsequent [***] showing (a) [***]. Reports shall be due [***]. Royalties shall be due and payable on the date such royalty report is due. Each Related Party shall keep complete and accurate books and records pertaining to Net Sales in sufficient detail to calculate all amounts payable hereunder with respect thereto and to verify compliance with its obligations under this Agreement. Such books and records shall be retained until [***] after the end of the Calendar Year to which such books and records pertain.
6.5Audits.
6.5.1Generally. Upon the written request of Daré and not more than [***], Organon shall permit an independent certified public accounting firm of nationally recognized standing selected by Daré and reasonably acceptable to Organon to have access during normal business hours to such of the records of Organon and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [***] prior to the date of such request. Any records or accounting information received from Organon shall be Organon’s confidential Information, and the accounting firm will sign a confidentiality agreement in form and substance that is reasonably satisfactory to Organon prior to beginning any audit. The accounting firm shall disclose to Daré only whether the royalty reports are correct or incorrect and the amount of any discrepancy. Such disclosure by the accounting firm will be deemed confidential Information hereunder. No other Information of Organon or its Affiliate shall be provided to Daré by the accounting firm without Organon’s prior written consent.
6.5.2Discrepancy. If such accounting firm correctly identifies an underpayment made during such period, Organon shall pay Daré the amount of the underpayment within [***] after the date Daré delivers to Organon such accounting firm’s written report that correctly identifies such discrepancy, or as otherwise agreed upon by the Parties. If such accounting firm identifies an overpayment made during an audited period, such overpayment will be creditable towards Organon’s future payments hereunder. The fees charged by such accounting firm shall be paid by Daré; provided, however, that if such audit uncovers an underpayment of royalties by Organon that exceeds [***], then the fees of such accounting firm shall be paid by Organon.
6.5.3Sublicensee Compliance. Organon shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to

NAI-1530421791v2

Organon, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Daré’s independent accountant to the same extent required of Organon under this Agreement.
6.5.4Confidentiality. Daré shall treat all financial information subject to review under this Section 6.5 or under any sublicense agreement as the confidential Information of Organon in accordance with Article 5.
6.6Payment; Currency Exchange. All payments to be made by Organon to Daré under this Agreement shall be made in United States dollars and may be paid by check made to the order of Daré or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Daré from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Daré shall be made at the rate of exchange utilized by Organon in its worldwide accounting system from time to time, consistently applied.
6.7Income Tax Withholding. Daré shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon its income. If Applicable Laws, rules or regulations require the withholding of Taxes, Organon shall make such withholding payments and shall subtract the amount thereof from the payments due hereunder. Organon shall submit to Daré appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Organon shall provide Daré reasonable assistance in order to allow Daré to obtain the benefit of any present or future treaty against double taxation which may apply to the payments due hereunder. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
6.8Late Payment. Organon may not offset, deduct or withhold any amounts payable hereunder except pursuant to Section 6.7, Section 10.3.2 and as permitted under the Standby Agreement. Any payments or portions thereof due hereunder that are not paid when due (including any underpayment of Royalties) will accrue interest under this Agreement at a rate of [***] per annum or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.
ARTICLE 7REPRESENTATIONS AND WARRANTIES; COVENANTS.
7.1Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Execution Date, and unless also limited to just the Execution Date, then again as of the Effective Date:
7.1.1such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;
7.1.2the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and
7.1.3the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (a) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any Governmental

NAI-1530421791v2

Authority to which such Party is subject, (b) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (c) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party is otherwise bound.
7.2Daré Representations and Warranties. Daré represents and warrants to Organon that as of the Execution Date, and unless also limited to just the Execution Date, then again as of the Effective Date:
7.2.1(a) Schedule 1.33 sets forth a true, correct and complete list of Daré Patents, and Schedule 1.95 sets forth a true, correct and complete list of all Product Trademarks, existing as of the Execution Date; and (b) the Daré Patents, Product Trademarks, and Daré Know-How constitute all intellectual property owned by or licensed to Daré (or any of its Affiliates) that are necessary or useful for Exploitation of the Licensed Products in the Field;
7.2.2all Patents within the Daré Patents and Trademarks within the Product Trademarks are subsisting and in full force and effect, and, to Daré’s Knowledge, the issued Daré Patents are not invalid or unenforceable, in whole or in part;
7.2.3it has the full right, power and authority and sufficient resources to perform the activities hereunder and to grant the licenses granted hereunder (including under Article 3);
7.2.4it has not (a) assigned, transferred, conveyed, licensed or otherwise encumbered its right, title and interest in or to Daré Patents, Daré Know-How or Product Trademarks or (b) otherwise granted any rights, covenant not to sue, or immunity from suit to any Person; in each case of (a) and (b) that would conflict with the rights granted to Organon hereunder;
7.2.5Daré’s right, title and interest in the Daré Patents, Daré Know-How and Product Trademarks is free and clear of any liens, charges, restrictions and encumbrances (other than restrictions and encumbrances of the DTM Upstream License Agreement and other than Joint Agreement Information and Inventions and Joint Patents), and no Third Party (including any Governmental Authority or subdivision thereof), has or shall have any claim of ownership whatsoever with respect to the Daré Patents and Daré Know-How (other than ownership by the licensors under the DTM Upstream License Agreement) and Product Trademarks;
7.2.6to Daré’s Knowledge, but without any further inquiry or investigation, the Manufacture, use, sale, offer for sale, or importation of the Licensed Product in the form that is the subject of the Daré Marketing Authorization as of the Execution Date, does not and will not infringe, misappropriate, or otherwise violate any intellectual property rights that exist as of the Execution Date (and again as of the Effective Date) of any Person;
7.2.7neither it nor any of its Affiliates has received any written notification from a Third Party that the Exploitation of any Licensed Product or component thereof, or the use of any Product Trademark, infringes or misappropriates or will infringe or misappropriate the Patents or other intellectual property rights of any Person, and Daré has no Knowledge that any Person has any basis for any such claim;
7.2.8there are no claims, judgments or settlements against or owed by Daré (or any of its Affiliates) or, to Daré’s Knowledge, threatened claims or litigation, in each case relating to the Daré Patents, Product Trademarks, or Daré Know-How;
7.2.9Daré has disclosed to Organon all reasonably relevant information Controlled by Daré regarding (a) the Licensed Products, including the Facilities at which the Licensed Products may be Manufactured by Daré or its contract manufacturer(s), and (b) the Daré

NAI-1530421791v2

Patents and Daré Know-How licensed under this Agreement, including (i) any licenses and binding agreements related to the Daré Patents, Product Trademarks, and Daré Know-How to which Daré is a party, and (ii) and safety or efficacy information related to the Licensed Products or any component thereof of which Daré has Knowledge, and none of the foregoing information disclosed by Daré to Organon is not Controlled by Daré;
7.2.10Daré has disclosed to Organon the existence of any patent opinions or results of freedom to operate or patentability searches of which Daré is aware that are related to the Daré Patents and Daré Know-How licensed under this Agreement;
7.2.11Daré has disclosed to Organon all material information and data and all material correspondences to/from any Regulatory Authority related to Licensed Products and Facilities at which Licensed Products may be Manufactured by Daré or its contract manufacturer(s) Controlled by Daré, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Licensed Products;
7.2.12Daré has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;
7.2.13except for the Regulatory Materials and Marketing Authorizations assigned by Daré to Organon pursuant to Section 2.1, neither Daré nor any of its Affiliates has obtained, or filed for, any Marketing Authorizations, pricing or reimbursement approvals from any Governmental Authority (whether or not required to legally market, distribute, offer for sale or sell a product), INDs or NDAs for any Licensed Products, ROFR Products, Restricted Products, Competitive Products or Non-Compete Products;
7.2.14Daré and its Affiliates have not ever been, nor are they currently, the subject of a proceeding that could lead to Daré or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and it and its Affiliates will not, to its Knowledge, use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual, where for purposes of this provision, the following definitions shall apply: (a) a “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application, (b) a “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity, (c) an “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in U.S. federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA), and (d) a “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible;
7.2.15all research and development (including non-clinical studies and Clinical Trials) performed by Daré, and, to Daré’s Knowledge, on behalf of Daré, related to the Licensed Products prior to the Effective Date has been conducted in accordance with all Applicable Laws;

NAI-1530421791v2

7.2.16all information, data and statements provided by Daré, and, to Daré’s Knowledge, on behalf of Daré, to each Regulatory Authority in connection with the Licensed Product were, and remain, true and accurate and complete in all material respects and there have been no material omissions from such information, data or statements, and Daré has not disclosed, failed to disclose, or cause to be disclosed, any information, data or statements that would reasonably be expected to cause the information, data and statements that has been disclosed to any Regulatory Authority to be misleading in any material respect; and
7.2.17all information and data provided by or on behalf of Daré to Organon on or before the Effective Date in contemplation of this Agreement was and is, to Daré’s Knowledge, true and accurate and complete in all material respects, and Daré has not knowingly disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect.
7.3Daré Upstream License Agreements Representations and Warranties. Daré represents and warrants to Organon that as of the Execution Date, and unless also limited to just the Execution Date, then again as of the Effective Date:
7.3.1except for the DTM Upstream License Agreement, there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Daré (or any of its Affiliates) relating to the Licensed Products or the Daré Know-How or Daré Patents;
7.3.2with respect to the DTM Upstream License Agreement, (a) it is in full force and effect; (b) neither Daré nor any of its Affiliates is in breach thereof; (c) neither Daré nor any of its Affiliates has received any notice of breach or notice of threatened breach thereof; and (d) neither Daré nor any of its Affiliates has received any notice from the counterparty to such DTM Upstream License Agreement of intent to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive;
7.3.3Daré has provided to Organon as of the Effective date a true, correct and complete (but with commercial information redacted) copy of each of the DTM Upstream License Agreement, including any and all amendments, restatements, side letters, and other modifications thereto, as such DTM Upstream License Agreement is in effect as of the Effective Date;
7.3.4that the payments required to be paid by Organon pursuant to this Agreement are sufficient to satisfy Daré’s obligation under Section 2.1.3(ii) of the DTM Upstream License Agreement; and
7.3.5to Daré’s Knowledge, Hammock has retained no right, title or interest in or to any intellectual property rights or Information under the DTM Upstream License Agreement relating to any (a) product that would constitute at any time Licensed Product, ROFR Product or Competitive Product, (b) Daré Patents, Joint Patents, or Daré Know-How, (c) Daré Marketing Authorizations or Daré Regulatory Materials, (d) any intellectual property rights licensed under the DTM Upstream License Agreement, and (e) any Technology and Data (as defined in the Assignment Agreement between Daré and Hammock, effective December 5, 2018); and to Daré’s Knowledge, there is no Hammock Data (as defined in the DTM Upstream License Agreement).
7.4Covenants. Each of the following provisions are effective as of the Execution Date and remain in effect during the term of this Agreement unless otherwise noted.
7.4.1Compliance with Laws. Each Party hereby covenants to the other Party that, in the performance of its obligations under this Agreement, such covenanting Party shall comply, and shall cause its and its Affiliates’ and sublicensees’ and its and their

NAI-1530421791v2

employees and subcontractors to comply, with all Applicable Laws, including (a) all Anti-Corruption Laws, (b) all Privacy Laws, (c) all current governmental regulations concerning GxP, as applicable, and (d) national and international pharmaceutical industry codes of practice.
7.4.2No Kickback. Each Party hereby covenants to the other Party that such covenanting Party and its Affiliates’ employees and contractors shall not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, and shall not directly or indirectly promise, offer, or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or any other person in connection with the performance of its obligations under this Agreement.
7.4.3Notice of Violation. Each Party hereby covenants to the other Party that such covenanting Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of any Anti-Corruption Laws, any Privacy Laws, or any other Applicable Laws in connection with its performance of this Agreement or its or its Affiliates’ or sublicensees’ Exploitation of any Licensed Product.
7.4.4Organon Policies. Organon hereby covenants to Daré that (a) Organon and its Affiliates shall maintain and enforce a compliance and ethics program containing adequate systems, policies and procedures for the detection, investigation, documentation, and remediation of any allegations, reports or findings related to a potential violation of Applicable Laws, including Anti-Corruption Laws, with respect to the Licensed Products and payments and activities under this Agreement, (b) such policies and procedures will set out rules governing interactions with healthcare providers, Public Officials, the engagement of Third Parties, and where appropriate, conducting due diligence, and the investigation, documentation and remediation of any allegations, reports or findings related to a potential violation of Applicable Laws, and (c) Organon shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all such policies and procedures in connection with the performance of its obligations under this Agreement.
7.4.5Daré Policies. Daré hereby covenants to Organon that Daré shall maintain a “Code of Business Conduct and Ethics” approved by its Board of Directors of a scope substantially equivalent to, and in any event no less stringent than, Daré’s Code of Business Conduct and Ethics that is in effect as of the Execution Date and, in the performance of its obligations under this Agreement, Daré shall comply and shall require its and its Affiliates’ employees and contractors to comply with such Code of Business Conduct and Ethics.
7.4.6No Encumbrances. Daré will not enter into any assignment, transfer, license, conveyance or encumbrance of, or otherwise assign, transfer, license, convey or encumber, its right, title, or interest in or to the Daré Patents, Joint Patents or Daré Know-How or grant to any Person any such right, title, or interest, in each case that conflicts with the rights and licenses granted, or to be granted, to Organon under this Agreement.
7.4.7Upstream Licenses. Daré further covenants and agrees that Daré (a) shall satisfy all of its obligations under (including making all payments), and take all reasonable and lawful steps to maintain in full force and effect, the DTM Upstream License Agreement in all manner necessary to prevent any adverse effect on the rights of Organon under this Agreement; (b) will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 12.2), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify the DTM Upstream License Agreement without the prior written consent of Organon, in all manner necessary to

NAI-1530421791v2

prevent an adverse effect on the rights of Organon under this Agreement; and (c) will provide Organon with prompt notice of any claim of a breach under the DTM Upstream License Agreement or notice of termination of the DTM Upstream License Agreement, made by either Daré or the counterparty to such DTM Upstream License Agreements (or any party acting on behalf of such counterparty). For the purposes of clarity, Daré (and not Organon) shall be responsible for all of the financial and other obligations of Daré (or any of its Affiliates) under the DTM Upstream License Agreement, including any and all financial obligations thereunder with respect to Net Sales of the Related Parties or other payments due or made by Organon under this Agreement.
7.4.8Patent Maintenance. Between the Execution Date and the Effective Date Daré will (a) diligently prepare, file, prosecute and maintain the Daré Patents licensed to Organon under this Agreement, (b) keep Organon informed of all material actions taken or intended to be taken in connection with the preparation, filing, prosecution and maintenance of such Daré Patents and (c) consult with Organon and reasonably consider Organon’s reasonable requests with respect to the preparation, filing, prosecution and maintenance of such Daré Patents.
7.4.9Trademark Maintenance. Between the Execution Date and the Assignment Date, Daré will (a) diligently prepare, file, prosecute, register and maintain the Product Trademarks, (b) keep Organon informed of all material actions taken or intended to be taken in connection with the preparation, filing, prosecution, registration, and maintenance of Product Trademark, and (c) consult with Organon and reasonably consider Organon’s reasonable requests with respect to the preparation, filing, prosecution, registration, and maintenance of Product Trademarks.
7.4.10[***]
7.5Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS, PATENT APPLICATIONS, KNOW-HOW, PRODUCTS AND MATERIALS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS OR THAT PATENTS WILL ISSUE UPON APPLICATIONS, OR THE TITLE, QUALITY, COMPLETENESS, ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.
ARTICLE 8INDEMNIFICATION.
8.1Indemnification by Organon. Organon shall indemnify Daré and its Affiliates and their respective licensors (including TriLogic and MilanaPharm), directors, officers, employees, and agents (each, a “Daré Indemnitee”) and defend each of them (subject to Section 9.5) and hold each of them harmless from and against any and all liabilities, damages, expenses, fines, penalties, costs and losses, including reasonable legal expenses and attorneys’ fees (and excluding any multiplier of attorneys’ fees or similar penalty payable to Daré Indemnitees based upon a contingency fee arrangement with their attorneys) (collectively, “Losses”), to which any Daré Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (each, a “Third-Party Claim”) to the extent such Losses arise out of or relate to:
(a)the Exploitation of any Licensed Product by or on behalf of Organon or its Affiliates or Sublicensees;
(b)the negligence or willful misconduct of any Organon Indemnitee;

NAI-1530421791v2

(c)use or disclosure of Research Data Sets and Non-Identifiable Data; or
(d)the breach by Organon of any warranty, representation, covenant, or agreement made by Organon in this Agreement, except, in each case (a) thru (d), to the extent such Losses arise out of any activities set forth in Section 8.2 for which Daré is obligated to indemnify any Organon Indemnitee under Section 8.2.
8.2Indemnification by Daré. Daré shall indemnify Organon and its Affiliates and their respective directors, officers, employees, and agents (each, an “Organon Indemnitee”) and defend each of them (subject to Section 9.5) and hold each of them harmless from and against any and all Losses (and excluding any multiplier of attorneys’ fees or similar penalty payable to Organon Indemnitees based upon a contingency fee arrangement with their attorneys) to which any Organon Indemnitee may become subject as a result of any Third-Party Claim to the extent such Losses arise out of or relate to:
(a)the Exploitation of any Licensed Product by or on behalf of, or for, Daré, its Affiliates, or its or their sublicensees anywhere in the world;
(b)the negligence or willful misconduct of any Daré Indemnitee; or
(c)the breach by Daré of any warranty, representation, covenant, or agreement made by Daré in this Agreement, except, in each case (a) thru (c), to the extent such Losses arise out of any activities set forth in Section 8.1 for which Organon is obligated to indemnify any Daré Indemnitee under Section 8.1.
8.3Indemnification Procedure.
8.3.1Defense. The Party claiming indemnity under this Article 8 (the “Indemnified Party”) from a Third-Party Claim shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Third-Party Claim; provided, however, that failure to promptly notify the Indemnifying Party shall not relieve it of its obligations under this Article 8, unless such failure materially prejudices the Indemnifying Party’s ability to defend the Third-Party Claim.
8.3.2Cooperation. Subject to Section 9.5, the Indemnified Party: (a) shall allow the Indemnifying Party to control the defense and settlement of the Third-Party Claim; (b) shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s request and expense, in connection with the defense of the Third-Party Claim for which indemnity is being sought; and (c) may participate in and monitor such defense with counsel of its own choice at its own expense.
8.3.3Settlement. The Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, provided, however, that no consent is necessary if the settlement involves only the payment of money (which will be paid by the Indemnifying Party), no admission of wrong-doing or fault by the Indemnified Party, and no restriction on the future actions or activities of the Indemnified Party. Subject to Section 9.5, so long as the Indemnifying Party is actively defending the Third-Party Claim in good faith, the Indemnified Party shall not settle such Third-Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
8.3.4Control by Indemnified Party. If the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim as provided in Section 8.3.1 or if the Indemnified

NAI-1530421791v2

Party has the right to control such defense under Section 9.5, (a) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third-Party Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify and hold harmless the Indemnified Party as provided in this Article 8.
8.4Insurance. Each Party, at its own expense, shall maintain insurance (or self-insurance), including commercial general liability insurance, product liability insurance and other appropriate insurance, in amounts [***]. Each Party shall maintain such insurance for the period commencing on the Effective Date until [***] after expiration or termination of this Agreement. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.
8.5Limitation of Liability. EXCEPT FOR (A) DAMAGES THAT ARE CAUSED BY (I) A PARTY’S WILLFUL MISCONDUCT OR FRAUD, (II) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 5, (III) DARÉ’S FAILURE TO ASSIGN THE DARÉ MARKETING AUTHORIZATIONS AND DARÉ REGULATORY MATERIALS TO ORGANON AND FAILURE TO COOPERATE WITH ORGANON FOR PURPOSES OF EFFECTING AN ORDERLY TRANSITION OF CONTROL OF DARÉ MARKETING AUTHORIZATIONS IN BREACH OF SECTION 2.1, OR (IV) DARÉ’S BREACH OF SECTION 2.3, THE FIRST SENTENCE OF SECTION 2.5, THE FIRST SENTENCE OF SECTION 3.3.1, OR THE FIRST SENTENCE OF SECTION 4.2 (AND IN EACH CASE WHERE SUCH BREACH IS NOT CURED WITHIN [***] OF RECEIPT OF NOTICE FROM ORGANON DESCRIBING THE BREACH), AND (B) AMOUNTS PAYABLE PURSUANT TO INDEMNIFICATION UNDER SECTION 8.1 OR SECTION 8.2, NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR [***] SUFFERED BY THE OTHER PARTY (OR ITS AFFILIATES OR (SUB)LICENSEES), [***]. DAMAGES CAUSED BY A PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS ARE NOT LIMITED BY THIS SECTION 8.5.
ARTICLE 9PATENT PROVISIONS.
9.1Filing, Prosecution and Maintenance of Patents.
9.1.1Product-Specific Patents. As between the Parties, after the Effective Date, [***] shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain (a) the Daré Patents that are set forth on Schedule 9.1.1 and all Patents that claim priority thereto, whether existing as of the Effective Date or first existing thereafter, (b) Daré Patents first Controlled by Daré or its Affiliates after the Effective Date that [***], (c) Daré Patents first Controlled by Daré or its Affiliates after the Effective Date that [***], and (d) Daré Patents first Controlled by Daré or its Affiliates after the Effective Date that [***]; and in each of foregoing clauses (b) through (e), within the Field and to the extent not otherwise the subject of foregoing clause (a) (each of the Daré Patents described in foregoing clauses (a)–(d), collectively, the “Product-Specific Patents”), [***]. Product-Specific Patents include the Patents set forth on Schedule 9.1.1 and all Patents that claim priority to or have common priority with any such Patents, in whole or in part, as of the Effective Date or at any time hereafter. [***] shall give [***] at least [***] to review the text of any new patent application filed within the Product-Specific Patents [***], and shall supply [***] with a copy of the application and other material filings as filed, together with notice of its filing date and serial number. [***] shall keep [***] regularly advised of the status of the Product-Specific Patents, including upon [***] request. [***] shall promptly give notice to [***] of the grant, lapse, or invalidation of any Product-

NAI-1530421791v2

Specific Patents. [***] shall give notice to [***] of any desire to cease prosecution or maintenance, or abandonment, of Product-Specific Patents [***] in the Territory, and shall permit [***] to continue prosecution or maintenance of such Product-Specific Patents [***]. If [***] elects to continue prosecution or maintenance of such Product-Specific Patents, [***] shall execute documents in a timely manner as may be reasonably necessary to allow [***] to continue such prosecution or maintenance.
9.1.2Joint Patents. [***] shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain patents and patent applications claiming Joint Agreement Information and Inventions. [***] shall give [***] at least [***] to review the text of any patent application and a reasonable opportunity to review any other material filing before submission, [***], and shall supply [***] with a copy of the application and other material filings as filed, together with notice of its filing date and serial number. [***] shall keep [***] regularly advised of the status of the Joint Patents[***]. [***] shall promptly give notice to [***] of the grant, lapse, or invalidation of any Joint Patents. [***] shall give notice to Daré of any desire to cease prosecution or maintenance, or abandonment, of Joint Patents [***] in the Territory, and shall permit [***] to continue prosecution or maintenance of such Joint Patents [***]. If [***] elects to continue prosecution or maintenance of such Joint Patents, [***] shall execute documents in a timely manner as may be reasonably necessary to allow [***] to continue such prosecution or maintenance.
9.1.3Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Product-Specific Patents and Joint Patents. [***]
9.1.4Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of Daré Patents and Joint Patents. The Parties will, and will cause their Affiliates to, cooperate and implement reasonable patent filing and prosecution strategies (including filing divisionals, continuations, or otherwise) so that, to the extent reasonably feasible, Daré Patents and Joint Patents are pursued in mutually exclusive patent applications of the other Party’s Patents. Such prosecution strategies will include the obligation of each Party to refrain from the use of statements that disparage the other Party’s Patents. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. § 102(c) for U.S. patents and patent applications.
9.1.5Filing, Prosecution and Maintenance [***]. With respect to all filing, prosecution and maintenance activities under this Section 9.1, the filing or prosecuting Party shall be responsible [***].
9.1.6Inventor Remuneration. Daré shall comply with all applicable country-specific inventor remuneration laws and regulations associated with Daré Owned Patents when inventor remuneration obligations are triggered by an employee of Daré or its Affiliates, or a Third Party acting on behalf of Daré or its Affiliates.
9.1.7[***] Patents. As between the Parties, [***] shall have the exclusive right to file Patent applications [***] and to prosecute, maintain, seek patent term extensions and abandon such Patents, and to conduct or defend against any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to any of the foregoing[***].

NAI-1530421791v2

9.1.8[***] Patents. As between the Parties, with respect to [***] shall have the exclusive right to file Patent applications and to prosecute, maintain, seek patent term extensions and abandon Patents, and to conduct or defend against any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding relating to any of the foregoing[***].
9.1.9    Decision Not to Prosecute. In the event that [***] decides not to prepare, file, prosecute, or maintain any Product-Specific Patent in any country or jurisdiction, [***] shall provide reasonable prior written notice to [***] of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Product-Specific Patent in such country or jurisdiction). [***] shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Product-Specific Patent at its expense in such country or jurisdiction. If [***] exercises this option, it shall promptly notify [***] thereof, and provide written instructions to [***] to transfer control of such Product-Specific Patent to counsel instructed by [***].
9.2Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.
9.2.1Third Party Initiated Proceedings. Each Party shall, within [***] after learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to Daré Patents or Joint Patents. [***] shall have the first right, but not the obligation, to control such proceedings with respect to Product-Specific Patents, and Joint Patents, [***].
9.2.2Party Initiated Proceedings. [***] shall have the first right, but not the obligation, to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Product-Specific Patents or Joint Patents [***].
9.2.3Cooperation. In connection with any administrative proceeding under Sections 9.2.1 or 9.2.2, Organon and Daré shall cooperate fully and provide each other with any information or assistance that either may reasonably request. [***]
9.2.4 [***].
9.3Enforcement and Defense.
9.3.1Notice; [***] First Right. The Parties shall give notice to each other promptly upon becoming aware of either (a) any infringement of Daré Patents or Joint Patents, or (b) any misappropriation or misuse of Daré Know-How. With respect to Product-Specific Patents and Joint Patents, [***]. After the Effective Date, [***] shall have the first right, but not the obligation, to initiate and prosecute such legal action within the Field at its own expense and in the name of [***] and to control the defense of any declaratory judgment action relating to Product-Specific Patents or Joint Patents[***].
9.3.2[***] Backup Right. [***] shall promptly inform [***] if [***] elects not to exercise its first right under Section 9.3.1 to initiate and prosecute legal action, and [***] shall thereafter have the right, at its own cost and expense, to either initiate and prosecute such action or to control the defense of such declaratory judgment action [***]. [***] shall have the right to be represented by counsel of its own choice [***].
9.3.3Joinder. For any action to enforce any infringement of Product-Specific Patents or Joint Patents against a Third Party, in the event that a Party is unable, as a matter of law, to

NAI-1530421791v2

initiate or prosecute such action solely in its own name, the other Party will [***] join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 9.3. In connection with any action or potential action, Organon and Daré will cooperate fully and will provide each other with any information or assistance that either may reasonably request[***]. Each Party shall keep the other informed of developments in any action or proceeding. In connection with any defense pursuant to this Section 9.3.3, the controlling Party shall (a) [***], (b) keep the other Party reasonably informed of material steps taken in the course of such defense, and (c) provide copies of all documents filed in connection with such defense.
9.3.4Recoveries. Any recovery obtained by either or both Organon and Daré in connection with or as a result of any action contemplated by this Section 9.3, whether by settlement or otherwise, shall be shared in order as follows:
(a)[***];
(b)[***];
(c)the amount of any recovery remaining shall then [***].
9.3.5Generic Certification. Each Party shall inform the other Party of any notice of certification regarding any Daré Patents or Joint Patents it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide a copy of such notice of certification within [***] after its receipt. [***] has the first right, but not the obligation, to initiate and prosecute any legal action as a result of such notice of certification with respect to Product-Specific Patents or Joint Patents; provided, however, that [***] shall inform [***] of such decision to initiate such action within [***]after its receipt of the notice of certification, after which time, [***]. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such notice of certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall [***]. Daré’s and Organon’s rights and obligations with respect to the prosecution of any legal action as a result of such notice of certification and any recovery obtained as a result of such legal action shall be as defined in Sections 9.3.3 and 9.3.4.
9.3.6Organon Patents. As between the Parties, Organon shall have the exclusive right to enforce any of the rights in the Organon Patents and Organon Know-How, in each case in its sole discretion.
9.3.7Other Daré Patents. As between the Parties, Daré shall have the exclusive right to enforce any of the rights in the Daré Patents that are not Product-Specific Patents or Joint Patents, in each case in its sole discretion.
9.4Orange Book Listings. After the Effective Date, [***] will [***] determine which, if any, of the Product-Specific Patents should be listed in any governmental registers in any country requiring or permitting a listing of patents covering a Licensed Product which has received Marketing Authorization in such country, including, but not limited to, the Orange Book and the Canadian Patent Register. [***]make any such filings and listings, and will have [***].
9.5Infringement of Third Party Patents.
9.5.1Notice. If any claim, suit, or proceeding is brought by a Third Party against either Party, its Affiliates, Sublicensees or its or its Affiliates’ sublicensees, as applicable, alleging patent infringement by such Party, its Affiliates, Sublicensees or its or its Affiliates’

NAI-1530421791v2

sublicensees caused by the Exploitation of a Licensed Product, such Party shall promptly notify the other Party in writing.
9.5.2Control and Cooperation. As between the Parties, each Party shall have the right to defend itself against any such claim, suit, or proceeding that names such Party, its Affiliates, Sublicensees or its or its Affiliates’ sublicensees as a defendant. The other Party shall provide such defendant Party with such reasonable assistance in such defense, at the defendant Party’s expense, as the defendant Party may request. The defendant Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. However, if such claim, suit or proceeding is subject to a Party’s obligation to indemnify and hold harmless the other Party in accordance with Sections 8.1 or 8.2, then this Section 9.5.2 shall not apply to such claim, suit or proceeding, and the provisions of Sections 8.1 or 8.2 shall apply. [***].
9.6[***]
ARTICLE 10TERM AND TERMINATION.
10.1Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 10.2, Section 10.3, Section 10.4 or Section 10.5, this Agreement shall expire on a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration of the Royalty Period for such Licensed Product in such country, at which point Organon’s license to the applicable Daré Patents and Daré Know-How in the applicable country pursuant to Section 3.1 shall become fully paid-up, irrevocable, perpetual, and survive termination for any reason.
10.2Termination by Organon for Convenience. Following the first (1st) anniversary of the Effective Date, Organon shall have the right to terminate this Agreement in its entirety or on a country-by-country basis at any time in its sole discretion by giving one hundred twenty (120) days’ advance written1 notice to Daré. Any termination by Organon under this Section 10.2 can be effected only through a written notice specifically referring to this Section 10.2.
10.3Material Breach; Patent Challenge.
10.3.1Termination for Material Breach. This Agreement may be terminated at any time during the term of this Agreement upon written notice by either Party if the other Party is in material breach of this Agreement and has not cured such breach within [***] after notice requesting cure of the breach; provided, however, [***].
10.3.2Organon’s Alternative Remedy. If Organon has the right to terminate this Agreement under Section 10.3.1 (either as a result of resolution of a Dispute pursuant to Section 12.7, or because Daré does not dispute Organon’s ability to do so), then in lieu of Organon terminating this Agreement pursuant to Section 10.3.1 [***], Organon may, upon notice to Daré, [***] have this Agreement continue in full force as modified by this Section 10.3.2, in which case, effective as of the date Organon delivers such waiver notice to Daré to exercise this alternative remedy: (i) any milestone payments payable by Organon to Daré shall be reduced by [***]%; (ii) the royalty rates payable by Organon to Daré pursuant to Section 6.3.1 shall be replaced with the royalty rates set forth in clauses (a) through (d) below; (iii) Organon shall be entitled [***], and (iv) all other provisions of this Agreement shall remain in full force and effect without change.
(a)[***] of the aggregate of such Net Sales in each Calendar Year up to and including [***] of such Net Sales;
1 NTD: This time period has been publicly disclosed, including in Daré’s 8-K filed 3/31/2022.

NAI-1530421791v2

(b)[***] of the aggregate of such Net Sales in each Calendar Year greater than [***] of such Net Sales up to and including $50,000,000 of such Net Sales;
(c)[***] of the aggregate of such Net Sales in each Calendar Year greater than [***] of such Net Sales up to and including [***] of such Net Sales; and
(d)[***] of the aggregate of such Net Sales in each Calendar Year greater than [***].
If Organon notifies Daré that Organon believes it has the right to terminate this Agreement under Section 10.3.1 (whether or not it is at such time electing to do so), then, upon and after such notice, Organon may [***]. If such right to terminate is confirmed, then [***]. If such right to terminate is determined to be incorrect, then [***].
10.3.3Termination for Patent Challenge. Daré may terminate this Agreement [***] if Organon or its Affiliate individually or in association with any other Person, asserts[***] a Patent Challenge with respect to [***] other than (a) as permitted in accordance with Section 9.2.2 or (b) as part of a defense or counterclaim to any action brought or threatened by Daré against Organon or any of its Affiliates. If a Sublicensee individually or in association with any other Person, asserts, voluntarily assists or directs a Patent Challenge with respect to [***] and either (i) Organon does not [***] or (ii) such Patent Challenge with respect to such [***] is not stopped and withdrawn within [***] of commencement, then Daré may terminate this Agreement with respect to [***]. “Patent Challenge” means [***].
10.4Termination for Insolvency. This Agreement may be terminated at any time during the term of this Agreement immediately upon written notice by either Party, in the event the other Party files for protection under bankruptcy Applicable Laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within [***] of the filing thereof.
10.5Termination for Safety. This Agreement may be terminated on a Licensed Product-by-Licensed Product basis at any time during the term of this Agreement immediately upon written notice by Organon, if Organon reasonably believes in good faith, after due inquiry and in a manner consistent with Organon’s then-current decision-making process with respect to such a determination (where a reasonable summary of such inquiry and Organon’s conclusions are included in such notice), that Development or commercialization of such Licensed Product should be terminated due to there being a Serious Adverse Event related to such Licensed Product (where such adverse effect was not included in the FDA-approved label for such Licensed Product at the time the Marketing Authorization was obtained for such Licensed Product) that is based upon and demonstrated by (a) preclinical safety data, including data from animal toxicology studies, (b) the observation of one or more Serious Adverse Events in humans after such Licensed Product has been administered to humans, such as during a Clinical Trial of such Licensed Product, or (c) with respect to such Licensed Product, (i) any other safety concern required to be reported under 21 C.F.R. § 312.32(c)(1)(iii) or the equivalent in any non U.S. jurisdiction, or (ii) a material toxicity or material drug safety issue or any other evidence of a Serious Adverse Event reasonably related to a Licensed Product (any of the foregoing reasons, a “Safety Reason”). If the Parties reasonably disagree as to the existence of a Safety Reason, the Parties’ [***] shall promptly meet, at a mutually convenient time, to discuss and address the disagreement and possible resolution.
10.6Effects of Termination.
10.6.1General Consequences. Upon termination of this Agreement in its entirety, or upon termination for a specific country pursuant to Section 10.2, except for the licenses that are fully paid-up and except for the surviving provisions set forth in this Section 10.6 or

NAI-1530421791v2

Section 10.7, the provisions of this Agreement are of no further force or effect as of the effective date of such termination and the terms of this Section 10.6 shall apply.
10.6.2Confidential Information. Upon termination of this Agreement in its entirety, either Party may request in writing, and the other Party shall either promptly return to the requesting Party, or as soon as reasonably practicable delete or destroy, all of the requesting Party’s Information in such other Party’s Control to which such other Party does not retain rights under the surviving provisions of this Agreement; provided that such other Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations, and further provided that, if any license to Organon is deemed fully paid up at the time of such termination, then Organon shall be entitled to retain Daré’s Information necessary or reasonably useful for the Exploitation of such license. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such confidential Information that (a) it is required by Applicable Law to retain (the disclosure of which shall continue to be governed by the provisions of Article 5), or (b) have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.
10.6.3Sublicenses. In the event of termination of this Agreement under Section 10.2 or by Daré under Section 10.3 or Section 10.4, at the request of Organon received by Daré by notice within [***] after the effective date of such termination, provided such Sublicensee is not then in default of its obligations under its sublicense agreement with Organon, Daré shall consider in good faith whether or not to enter into a license with such Sublicensee granting such Sublicensee rights under the Daré Know-How and Daré Patents (or the subset of the Daré Know-How and Daré Patents that were sublicensed to such Sublicensee), that do not conflict with the remaining rights granted to Organon hereunder, on commercially reasonable terms, and subject to the requirements of the DTM Upstream License Agreement.
10.6.4Commercial Inventory. In the event of termination of this Agreement for a specific country or termination of this Agreement in its entirety, Organon, its Affiliates and its and their Sublicensees and distributors shall be entitled, during the [***] period immediately following the effective date of such termination, to finish work-in-progress and to sell any Licensed Product remaining in inventory in accordance with the terms of this Agreement; provided that, for a period of [***] ending on the last day of such [***] period, Organon will offer to sell to Daré inventories of any Licensed Products that are not Combination Products and that can be sold legally and solely in such terminated country(ies) and that remain in Organon’s and its Affiliates’ and their contract manufacturers’ inventory at the end of such [***] period at [***]); provided further that, if the Parties cannot agree upon a price or Daré elects not to purchase the entire remaining inventory of such Licensed Product, Organon and its Affiliates can continue selling such inventories of Licensed Product that can be sold legally solely in such terminated country for [***] period. For the avoidance of doubt, such sales constitute Net Sales and are subject to Royalties if the sales are not to Daré or its Affiliates.
10.6.5License to Organon. In the event of termination of this Agreement for any reason in a particular country, effective as of the date of such termination, the licenses granted by Daré to Organon under Section 3.1 and Section 3.2 shall automatically terminate in such country if not fully paid up before the date of such termination, except that Daré grants to Organon, its Affiliates and Sublicensees (as the case may be) nonexclusive licenses or rights of reference to any Daré Know-How, Daré Patents and Product Trademarks in such country that are reasonably necessary for Organon, its Affiliates or Sublicensees to exercise its rights or fulfill its obligations set forth in this Section 10.6.
10.6.6Reversion License.

NAI-1530421791v2

(a)In the event of termination of this Agreement under Section 10.2 or by Daré under Section 10.3, Organon shall, and hereby does, grant to Daré, effective on the effective date of termination, an exclusive (even as to Organon and its Affiliates), royalty-bearing license, with the right to sublicense through multiple tiers, under the Organon Patents that claim inventions conceived or reduced to practice during the term of this Agreement, Joint Patents and Organon Know-How created or conceived during the term of this Agreement to Exploit Licensed Products in the Field in the portion of the Territory terminated, which Licensed Products are or have been made or sold in the portion of the Territory terminated during the term of this Agreement, as such Licensed Products exist as of the effective date of termination (the “Reversion License”). In all cases, the Reversion License excludes any Organon Patents to the extent that such Patent claims or covers the composition of any Other Product in a Combination Product.
(b)The royalty(ies) to be paid by Daré to Organon under the Reversion License shall [***] (“Reversion Royalty Dispute”), the Reversion Royalty Dispute shall be resolved in accordance with Section 12.7.
(c)In connection with the negotiation and execution of a Reversion License, with respect to any Organon Patent or Organon Know-How that is licensed by Organon from Third Parties and sublicensed to Daré, [***].
10.6.7Assignment of Regulatory Materials; Trademarks. In the event of termination of this Agreement by Organon under Section 10.2, or by Daré under Sections 10.3.1 or 10.3.3, or by either Party under Section 10.4, or by Organon under Section 10.5 but where the Safety Reason does not result in either a recall of the Licensed Product or the withdrawal of Marketing Authorization of the Licensed Product, in each case as required by a Regulatory Authority, then Organon shall promptly:
(a)where permitted by Applicable Law, assign and transfer (or cause to be assigned and transferred) to Daré or its designee (and, if in Organon’s possession or control, provide copies of) all (i) Daré Marketing Authorizations and Daré Regulatory Materials and (ii) Marketing Authorizations that are Controlled by Organon, and obtained during the term of this Agreement and solely relating to Licensed Products (“Organon Marketing Authorizations”) and Regulatory Materials that are Controlled by Organon and solely relating to Organon Marketing Authorizations, in each case within this clause (a), solely relating to the Licensed Products in the Field and in the portion of the Territory terminated and that are the subject of the license granted in Section 10.6.6; and
(b)if this Agreement is terminated in its entirety, assign to Daré or its designee all of Organon’s and its Affiliates’ rights, title, and interest in and to all Product Trademarks that are in actual use in the portion of the Territory terminated at the time of such termination as a Trademark solely in connection with the sale of Licensed Products in the Field and all Internet domain names and social media accounts that incorporate any such Product Trademarks, in each case, that are solely used in connection with the sale of Licensed Products in the Field in the portion of the Territory terminated, including the goodwill symbolized by, or associated with the use of, such Product Trademarks.
10.6.8Joint Patents. In the event of termination of this Agreement by Organon under Section 10.3 or Section 10.4, Daré will assign, and hereby does assign, to Organon all of Daré’s right, title and interest in and to the Joint Patents. In the event of any other termination of this Agreement, the Parties shall confer to determine how ownership of the Joint Patents will be addressed, subject to Section 10.6.14.

NAI-1530421791v2

10.6.9Manufacturing. In the event of termination of this Agreement in its entirety under Section 10.2 or by Daré under Section 10.3 or Section 10.4, the Parties shall negotiate in good faith with respect to the transition of the then-current Manufacturing Process from Organon (or its Affiliates or designated contract manufacturer) to Daré.
10.6.10Bankruptcy. If this Agreement is terminated by Organon under Section 10.4 due to the rejection of this Agreement by or on behalf of Daré under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Daré to Organon are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Organon, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Daré under the Code, Organon shall be entitled to a complete duplicate of or complete access to (as Organon deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Organon (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by Organon, unless Daré elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of Daré upon written request therefore by Organon. Unless required by Applicable Law, Daré will not reject any license hereunder in bankruptcy proceedings outside of the United States.
10.6.11Remedies. Except as otherwise expressly provided herein, termination of this Agreement as permitted herein shall not limit remedies that may otherwise be available in law or equity, all of which are cumulative.
10.6.12[***]
10.6.13Patent Matters. If [***] has assumed the prosecution or enforcement of any of the Product-Specific Patents, then upon termination of this Agreement for any reason, [***] shall ensure that the prosecution and enforcement of such Patents in each country of the Territory that was terminated is transferred to [***] in a prompt and orderly fashion such that no deadline is missed in respect of such prosecution or enforcement and that the scope of such Patents is not limited or restricted as a consequence of such transfer. [***] will cooperate with [***] and provide [***] with reasonable assistance in the transfer of all prosecution, maintenance, defense and enforcement activities, filings and documents with respect to such Patents. After any such transfer, if [***] has retained any right to prosecute or enforce any Product-Specific Patents anywhere in the Territory, [***] will keep [***] reasonably informed of any prosecution and enforcement conducted by or on behalf of [***] with respect to any Product-Specific Patents, including by: [***]. If this Agreement is terminated by Organon pursuant to Section 10.3 or Section 10.4, then [***].
10.6.14Transition Plan. If this Agreement is terminated in its entirety or in a country by Organon under Section 10.2, or by Daré under Sections 10.3.1 or 10.3.3, or by either Party under Section 10.4, or by Organon under Section 10.5 but where the Safety Reason does not result in either a recall of the Licensed Product or the withdrawal of Marketing Authorization of the Licensed Product, in each case as required by a Regulatory Authority, then the Parties will promptly discuss in good faith the terms and conditions of a written plan (“Transition Plan”) pursuant to which they will effectuate and coordinate an orderly transition of the relevant obligations and rights to Daré as reasonably necessary for Daré to Develop, Manufacture, Commercialize and otherwise Exploit Licensed Products that are not Combination Products after such termination in a manner consistent with Applicable Law and standards of ethical conduct and as promptly as

NAI-1530421791v2

possible. The Transition Plan shall be subject to Section 10.6 and is expected to address at least:
(a)[***];
(b)[***]; and
(c)[***].
10.7Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to make payments under Article 6, which obligation accrued prior to such expiration or termination. Organon will provide a final royalty report and royalty payment in accordance with Section 6.4 within [***] after the end of the Calendar Quarter in which expiration or termination occurs, and the obligation of Related Parties to keep books and records under Section 6.4 shall survive termination for the period specified therein. The provisions of Article 5 shall survive the expiration or termination of this Agreement and shall continue in effect for [***]. In addition, the provisions of Article 1, Article 8, Article 9 (with respect to [***]) and Article 12, and Sections 2.6, 3.9, 6.5 through 6.8 (with respect to payment obligations accruing hereunder), 7.5, 10.6, and 10.7 shall survive any expiration or termination of this Agreement.
ARTICLE 11EFFECTIVENESS.
11.1Effective Date. Except for the Parties’ obligations under Article 5 and this Article 11 or other provisions specified to occur, be effective or based on the Execution Date or “during the term of this Agreement”, all of which will be effective as of the Execution Date, the other provisions of this Agreement will become effective on [***] after all of the Closing Conditions have been met or if Organon waives such Closing Conditions by notice to Daré (the “Effective Date”); provided that the Effective Date will not occur (a) if either Party exercises its termination right under Section 11.3 or under Article 10 prior to the Antitrust Clearance Date, (b) if and for so long as there is in force any Applicable Law (i) enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or (ii) imposing any conditions in connection with such effectiveness, or (c) there is any action, proceeding, or investigation brought by a Governmental Authority pending that would reasonably be expected to lead to any of the foregoing that would be material in the context of the transactions contemplated by this Agreement.
11.2Filings. Each Party will, unless otherwise agreed by the Parties, within [***] following the Execution Date, file those Antitrust Filings required under the applicable Antitrust Laws (the “Required Filings”).
11.2.1Cooperation. The Parties will reasonably cooperate with one another to the extent necessary in the preparation and execution of all such documents that are required to be filed pursuant to the Required Filings.
11.2.2Costs. Each Party will be responsible for [***] associated with any such Required Filing, including premerger filing fees incurred by each Party associated with any such Required Filing.
11.2.3Waiting Period. With respect to the Required Filings, the Parties will use Commercially Reasonable Efforts to obtain any necessary approvals or consents under such applicable Antitrust Law, [***].
11.2.4Communications. To the extent permitted under Applicable Law and by the applicable Governmental Authorities, the Parties will (a) provide each other reasonable advance

NAI-1530421791v2

written notice of any meetings or telephone conferences with a Governmental Authority under the HSR Act relating to the transactions contemplated by this Agreement, and (b) permit each other to attend and participate in those meetings and telephone conferences. Each Party will (i) provide the other with reasonable opportunity to review and comment on any written submissions, and will consider comments in good faith, and (ii) keep the other Party apprised of the status of any communications with, and any inquiries or requests for information from, any Governmental Authority under the HSR Act, regardless of whether such other Party declines to participate in any meetings or telephone conferences; provided that neither Party will be obligated to disclose any commercially sensitive or privileged information, and to the extent the Parties agree to share information of this nature, such exchange and review will be limited to the Parties’ outside counsel only.
11.2.5Not Required. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Agreement (including this Section 11.2) will require either Party or any of its Affiliates to [***].
11.3Outside Date. This Agreement will terminate at the election of either Party, immediately upon written notice to the other Party, (a) if any Governmental Authority [***] injunction under applicable Antitrust Laws against the Parties to enjoin the transactions contemplated by this Agreement; or (b) in the event that the Antitrust Clearance Date has not occurred on or prior to [***], and the Parties have not agreed in writing to extend the Antitrust Clearance Date. In the event of such termination, this Agreement will be of no further force and effect, except for the Parties’ continued obligations under Article 5, which shall survive such termination.
11.4Closing Conditions. Unless waived by Organon, this Agreement will not become effective until each of the following conditions (each a “Closing Condition”) have been met:
11.4.1Antitrust. the occurrence of the Antitrust Clearance Date;
11.4.2[***];
11.4.3[***]; and
11.4.4Bring Down. all representations and warranties of Daré in this Agreement shall be true and correct as of the Effective Date, Daré will have, up through the Effective Date, complied with all of its obligations set forth in Section 7.4 and Daré will have delivered to Organon a certificate executed by an officer of Daré certifying the accuracy of the foregoing.
ARTICLE 12MISCELLANEOUS.
12.1Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement, except for the obligation to make payment, to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
12.2Assignment. Either Party may, without consent of the other Party, assign this Agreement in its entirety and all of its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement. Except as provided in the preceding sentence, this Agreement may not be assigned,

NAI-1530421791v2

nor may any right or obligation hereunder be assigned, by either Party without the consent of the other Party. Any attempted assignment not in accordance with this Section 12.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
12.3Use of Affiliates. Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, and each Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement. Accordingly, in this Agreement “Daré” will be interpreted to mean “Daré or its Affiliates” and “Organon” will be interpreted to mean “Organon or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to the applicable Party in this Agreement; provided, however, that in any event each Party will remain responsible hereunder for the acts and omissions of its respective Affiliates.
12.4Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
12.5Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if sent by internationally-recognized commercial courier, addressed as follows:

NAI-1530421791v2

if to Daré, to:	Daré Bioscience, Inc. 3655 Nobel Drive, Suite 260 San Diego, CA 92122 Attention: Sabrina Johnson, CEO

With a copy to, which shall not constitute notice:	Mintz Levin 3580 Carmel Mountain Rd. #300 San Diego, CA 92130 Attention: Tali Tuchin

if to Organon, to:
Organon International GmBH
Weystrasse 20, 6006 Lucerne, Switzerland
Attention: General Counsel

-and-

Organon LLC
30 Hudson Street, Floor 33
New Jersey, NJ, USA 07302
Attention: SVP, Business Development

-and-

Via electronic mail to:

[***]
Organon LLC
30 Hudson Street, Floor 33
New Jersey, NJ, USA 07302
Attention: General Counsel

With a copy to, which shall not constitute notice:	Jones Day 4655 Executive Drive, Suite 1500 San Diego, CA 92121-3134 Attention: Thomas Briggs and Jonn Beeson

NAI-1530421791v2

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given upon receipt. The Parties hereby agree that, to the extent permitted by Applicable Law, any notice provided in accordance with this Section 12.5 shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.
12.6Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws or venue.
12.7Dispute Resolution.
12.7.1The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within [***] from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within [***] from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
12.7.2If the Parties do not fully settle following the procedure in Section 12.7.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is not an “Excluded Claim” shall be brought in the federal court for the District of Delaware, if federal jurisdiction is available, or, alternatively, in the state courts in Wilmington, Delaware. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
12.8DTM Upstream License Agreement Licensors. Organon acknowledges that neither TriLogic nor MilanaPharm provides any representations, warranties, indemnities or has any liabilities to Organon pursuant to this Agreement.
12.9Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof and the licenses granted hereunder are superseded by the terms of this Agreement. The

NAI-1530421791v2

Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.
12.10Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
12.11Independent Contractors. It is expressly agreed that Daré and Organon shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Daré nor Organon shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
12.12Expenses. Except as specifically provided in this Agreement, each Party will be responsible for its own costs and expenses associated with its negotiation, execution, delivery and performance of this Agreement.
12.13Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.
12.14Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
12.15Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause or Schedule, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include any other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) each use of the word “including” is not limiting and is deemed to be followed by the words “without limitation”, (e) the words “shall” and “will” have the same meaning unless the context dictates otherwise, (f) use of the words “or,” “either” or “any” will not be exclusive, and (g) the word “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
12.16Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.
12.17Further Assurances. From time to time, each Party will execute, acknowledge and deliver to each other any further documents, assurances and other matters, and will take any other action consistent with the terms and conditions of this Agreement, that may reasonably be requested by a Party and necessary or desirable to carry out the purpose of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

NAI-1530421791v2

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Execution Date.

ORGANON INTERNATIONAL GMBH	DARÉ BIOSCIENCE, INC.

BY: /s/ Thomas Morlet	BY: /s/ Sabrina Johnson
NAME: Thomas Morlet	NAME: Sabrina Johnson
TITLE: Managing Officer	TITLE: Chief Executive Officer

NAI-1530421791v2